EXHIBIT 10.1

SECOND RESTATED AGENTED REVOLVING CREDIT AGREEMENT

THIS SECOND RESTATED AGENTED REVOLVING CREDIT AGREEMENT (“Agreement”) dated as of the 28th day of January, 2008, by and among SAIA, INC., a Delaware corporation (“Borrower”), BANK OF OKLAHOMA, N.A., U.S. BANK NATIONAL ASSOCIATION, JPMORGAN CHASE BANK, N.A., LASALLE BANK NATIONAL ASSOCIATION and SUNTRUST BANK (individually a “Bank” and collectively the “Banks”), and BANK OF OKLAHOMA, N.A., as Lead Arranger and Administrative Agent for the Banks (“Agent”), LASALLE BANK NATIONAL ASSOCIATION, as Syndication Agent, and U.S. BANK NATIONAL ASSOCIATION, as Documentation Agent..

RECITALS

A. Reference is made to the Restated Agented Revolving Credit Agreement dated January 31, 2005, amended April 29, 2005, June 30, 2006, and January 31, 2007, by and among Borrower, Agent and the Banks (as amended, the “Existing Credit Agreement”), pursuant to which a $110,000,000 Revolving Credit Loan exists.

B. Borrower, Agent and Banks hereby intend to amend and restate the Existing Credit Agreement in its entirety to evidence, inter alia, an increase of the $110,000,000 Revolving Credit Loan to $160,000,000. This Agreement shall supersede the Existing Credit Agreement.

1. DEFINITIONS AND ACCOUNTING TERMS

1.1. Defined Terms. As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

1.1.1. “Additional Covenant” shall mean any affirmative or negative covenant or similar restriction applicable to the Borrower or any Subsidiary (regardless of whether such provision is labeled or otherwise characterized as a covenant) the subject matter of which either (i) is similar to that of any covenant in Section 5 or 7 of this Agreement, or related definitions in Section 1 of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive than those set forth herein or more beneficial to the lenders under the Prudential Agreement (and such covenant or similar restriction shall be deemed an Additional Covenant only to the extent that it is more restrictive or more beneficial) or (ii) is different from the subject matter of any covenants in Section 5 or 7 of this Agreement, or related definitions in Section 1 of this Agreement.

1.1.2. “Additional Default” shall mean any provision contained in the Prudential Agreement to accelerate (with the passage of time or giving of notice or both) the maturity thereof or otherwise requires Borrower or any Subsidiary to pay the Indebtedness under the Prudential Agreement prior to the stated maturity thereof and which either (i) is similar to any Default or Matured Default contained in Section 8 of this Agreement, or related definitions in Section 1 of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive or has a shorter grace period than those set forth herein or is more beneficial to the lender under the Prudential Agreement (and such provision shall be deemed an Additional Default only to the extent that it is more restrictive, has a shorter grace period or is more beneficial) or (ii) is different from the subject matter of any Default or Matured Default contained in Section 8 of this Agreement, or related definitions in Section 1 of this Agreement.

1.1.3. “Adjusted LIBOR Rate” shall mean the LIBOR Rate plus the LIBOR Margin.

1.1.4. “Adjusted Base Rate” shall mean the Base Rate plus the Base Rate Margin.

1.1.5. “Adjusted EBITDAR” means EBITDAR plus (i) pro forma additions related to Permitted Acquisitions, and (ii) certain non-recurring charges and/or extraordinary items proposed by Borrower and to be included at the Agent’s sole discretion, which will not be withheld unreasonably.

1.1.6. “Adjusted Leverage Ratio” means the ratio of (i) Adjusted Total Indebtedness on the last day of a completed fiscal quarter of the Borrower, to (ii) Adjusted EBITDAR for the period of four (4) consecutive fiscal quarters most recently ended on or prior to such date.

1.1.7. “Adjusted Total Indebtedness” means Total Indebtedness plus the aggregate face amount of all Letters of Credit issued and outstanding under the Agreement.

1.1.8. “Aggregate Outstanding Credit Exposure” means, at any time, the aggregate Outstanding Credit Exposure of all of the Banks.

1.1.9. “Affiliate” means any Person directly or indirectly controlling, controlled by, or under the direct or indirect common control with, the Borrower, except a Subsidiary. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

1.1.10. “Agreement” means this Second Restated Agented Revolving Credit Agreement, as amended, supplemented, or modified from time to time.

1.1.11. “Authorized Officer” shall mean, in the case of the Borrower, its chief executive officer, its chief financial officer, its Treasurer or any vice president of the Borrower designated as an “Authorized Officer” of the Borrower for the purpose of this Agreement in an Officer’s Certificate executed by the Borrower’s chief executive officer or chief financial officer and delivered to Agent. Any action taken under this Agreement on behalf of the Borrower by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Borrower and whom Agent in good faith believes to be an Authorized Officer of the Borrower at the time of such action shall be binding on the Borrower even though such individual shall have ceased to be an Authorized Officer of the Borrower.

1.1.12. “Available Liquidity” means, as of a particular date of determination, unused availability under the Agreement plus net cash on hand of the Borrower and its Subsidiaries.

1.1.13. “Base Loan” means any Revolving Credit Loan when and to the extent that the interest rate therefor is determined by reference to the Base Rate.

1.1.14. “Base Rate” means a rate which is subject to change from time to time based on changes in an index which is the BOKF National Prime Rate, described as the rate of interest set by BOK Financial Corporation, in its sole discretion, on a daily basis as published by BOK Financial Corporation (“BOKF”) from time to time (the “Index”). The Index is not necessarily the lowest rate charged by Agent on its loans and is set by Agent in its sole discretion. If the Index becomes unavailable during the term of this loan, Agent may designate a substitute index after notifying Borrower. Agent will advise Borrower the current index rate upon Borrower’s request. The interest rate change will not occur more often than each day. Borrower understands that Agent and the Banks may make loans based on other rates as well. NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law. Whenever increases occur in the interest rate, Agent, at its option, may do one or more of the following: (A) increase Borrower’s payments to ensure Borrower’s loan will pay off by its original final maturity date, (B) increase Borrower’s payments to cover accruing interest, (C) increase the number of Borrower’s payments, and (D) continue Borrower’s payments at the same amount and increase Borrower’s final payment.

1.1.15. “Base Rate Margin” shall have the meaning set forth on the Pricing Schedule.

1.1.16. “Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in Oklahoma are authorized or required to close under the laws of such State and, if the applicable day relates to a LIBOR Loan, LIBOR Interest Period, or notice with respect to a LIBOR Loan, a day on which dealings in Dollar deposits are also carried on in the London interbank market and banks are open for business in London.

1.1.17. “Capital Lease” means all leases which have been or should be capitalized on the books of the lessee in accordance with GAAP.

1.1.18. “Capitalized Lease Obligation” means any rental obligation which, under GAAP, is or will be required to be capitalized on the books of the Borrower or any Subsidiary, taken at the amount thereof accounted for as indebtedness (net of interest expenses) in accordance with such principles.

1.1.19. “Capital Expenditures” means, for any applicable period of determination, the aggregate amount of all expenditures of the Borrower and its Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures.

1.1.20. “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and published interpretations thereof.

1.1.21. “Commitment” means each Bank’s obligation to make Revolving Credit Loans to the Borrower in the aggregate amount set forth on each Bank’s signature page hereto, subject to adjustment resulting from increases arising under the accordion feature pursuant to Section 2.21.

1.1.22. “Commonly Controlled Entity” means an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 414(b) or 414(c) of the Code.

1.1.23. “Consolidated” and “Consolidating” mean the consolidation of the accounts of the Borrower and its Subsidiaries in accordance with GAAP, including principles of consolidation, consistent with those applied in the preparation of the consolidated financial statements referred to in Section 4.2.

1.1.24. “Contingency Reserve” means accruals (other than de minimis accruals) for matters of a contingent nature that are generally infrequent or unusual and not in the ordinary course of the Borrower’s business and shall not include reserves for the Borrower’s workers’ compensation and bodily injury and property damage programs.

1.1.25. “Default” means an event that, with the giving of notice, the passage of time, or both, would be a Matured Default.

1.1.26. “Dollars” and the sign “$” mean lawful money of the United States of America.

1.1.27. “EBITDAR” means, for any period, the sum of Net Income plus, to the extent deducted in the determination of Net Income, (i) all provisions for federal, state and other income tax of the Borrower and its Subsidiaries (ii) Interest Expense, and (iii) provisions for depreciation and amortization and (iv) Rental Expense, excluding (a) any gains or losses resulting from the sale, conversion or other disposition of capital assets (i.e., assets other than current assets), (b) any gains resulting from the write-up of assets, (c) any earnings of any Person acquired by the Borrower or any Subsidiary through purchase, merger or consolidation or otherwise for any period prior to the date of acquisition, (d) any deferred credit representing the excess of equity in any such Subsidiary at the date of acquisition over the cost of the investment in such Subsidiary, (e) any gains or losses from the acquisition of securities or the retirement or extinguishment of Indebtedness, (f) any gains on collections from the proceeds of insurance policies or settlements, (g) any restoration to income of any Contingency Reserve, except to the extent that provision for such reserve was made out of income accrued during such period, (h) any income, gain or loss during such period from any discontinued operations or the disposition thereof, from any extraordinary items or from any prior period adjustments, and (i) any equity of the Borrower or any Subsidiary in the undistributed earnings (but not losses) of any corporation or other entity which is not a Subsidiary of the Borrower, which in the aggregate will be deducted only to the extent they are positive, adjusted for minority interests in Subsidiaries.

1.1.28. “Environmental and Safety Laws” means all laws relating to pollution, the release or other discharge, handling, disposition or treatment of Hazardous Materials and other substances or the protection of the environment or of employee health and safety, including without limitation, CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et. seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 7401 et. seq.), the Clean Air Act (42 U.S.C. Section 401 et. seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et. seq.) and the Emergency Planning and Community Right-To-Know Act (42 U.S.C. Section 11001 et. seq.), each as the same may be amended and supplemented.

1.1.29. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

1.1.30. “ERISA Affiliate” means any corporation which is a member of the same controlled group of corporations as the Borrower within the meaning of Section 414(b) of the Code, or any trade or business which is under common control with the Borrower within the meaning of Section 414(c) of the Code.

1.1.31. “Eurocurrency Reserve Requirement” means, for any LIBOR Loan for any Interest Period therefor, the daily average of the stated maximum rate (expressed as a decimal) at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding One Billion Dollars against “Eurocurrency liabilities” (as such term is used in Regulation D), but without benefit or credit of proration, exemptions, or offsets that might otherwise be available from time to time under Regulation D. Without limiting the effect of the foregoing, the Eurocurrency Reserve Requirement shall reflect any other reserves required to be maintained against (1) any category of liabilities that includes deposits by reference to which the LIBOR Rate for LIBOR Loans is to be determined; or (2) any category of extension of credit or other assets that include LIBOR Loans.

1.1.32. “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.

1.1.33. “Fixed Charge Coverage Ratio” means, for any period of determination, the ratio of (i) Net Cash Flow to (ii) Total Debt Service.

1.1.34. “GAAP” shall have the meaning assigned in Section 1.2.

1.1.35. “Guarantor” means Saia Motor Freight Line, LLC (“Saia”), a Louisiana limited liability company (formerly Saia Motor Freight Line, Inc.), and any Subsidiary, now existing or hereafter arising. Initially, Saia Transportation shall not be required to execute a Guaranty

Agreement, based upon Borrower’s representation that such company is not operating and owns no assets. In the event such facts are contemplated to change, Borrower shall provide at least ten (10) Business Days notice thereof and shall cause such company to execute and deliver a Guaranty to Agent, together with such other related instruments, documents and agreements requested by Agent, including without limitation Secretary Certifications as to authority, a certificate of good standing, a legal opinion and other authority documentation, all in form and content satisfactory to Agent.

1.1.36. “Guaranty” means the Restated Guaranty Agreement of Saia.

1.1.37. “Hazardous Materials” means (i) any material or substance defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous material,” “toxic substances” or any other formulations intended to define, list or classify substances by reason of their deleterious properties, (ii) any oil, petroleum or petroleum derived substances, (iii) any flammable substances or explosives, (iv) any radioactive materials, (v) asbestos in any form, (vi) electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million, (vii) pesticides or (viii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental agency or authority or which may or could pose a hazard to the health and safety of persons in the vicinity thereof.

1.1.38. “Hostile Tender Offer” means, with respect to the use of proceeds of any Loan, any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such shares, equity interests, securities or rights representing less than 5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity prior to the date on which the Borrower requests that Agent advance funds under such Loan.

1.1.39. “Including” means, unless the context clearly requires otherwise, “including without limitation”.

1.1.40. “Indebtedness” means with respect to any Person without duplication, (1) indebtedness or liability for borrowed money; (2) obligations evidenced by bonds, debentures, notes, or other similar instruments; (3) obligations for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property); (4) redemption obligations in respect of mandatorily redeemable Preferred Stock; (5) obligations as lessee under Capital Leases; (6) current liabilities in respect of unfunded vested benefits under Plans covered by ERISA; (7) obligations under acceptance facilities; (8) the outstanding balance of the purchase price of uncollected accounts receivable of such Person subject at such time to a sale of receivables or other similar transaction, regardless of whether such transaction is effected without recourse to such Person or in a manner which would not be reflected on the balance sheet of such Person in accordance with GAAP; (9) obligations secured by any Liens, whether or not the obligations have been assumed; and (10) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or entity, or otherwise to assure a creditor against loss with respect to liabilities of a type described in any of the clauses above.

1.1.41. “Interest Expense” means, with respect to any period, the sum (without duplication) of (i) all interest and prepayment charges in respect of any Indebtedness (including imputed interest in respect of Capitalized Lease Obligations and net costs of Swaps) deducted in determining Net Income for such period, together with all interest capitalized or deferred during such period and not deducted in determining Net Income for such period, plus (ii) all debt discount and expenses amortized or required to be amortized in the determination of Net Income for such period.

1.1.42. “Interest Period” means, with respect to any LIBOR Loan, the period commencing on the date such Loan is made and ending, as the Borrower may select pursuant to Sections 2.4 and 2.6, on the numerically corresponding day in the first, second, third or fourth calendar month thereafter, except that each such Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; provided that the foregoing provisions relating to Interest Periods are subject to the following:

a. No Interest Period may extend beyond the Termination Date; and

b. If an Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next Business Day unless, in the case of a LIBOR Loan, such Business Day would fall in the next calendar month, in which event such Interest Period shall end on the immediately preceding Business Day.

1.1.43. “Lending Office” means, with respect to any Bank the Lending Office of such Bank (or of an affiliate of such Bank) designated on the signature pages hereof or such other office of such Bank (or of an affiliate of such Bank) as that Bank may from time to time specify to the Borrower and the Agent as the office at which its Loans are to be made and maintained.

1.1.44. “Letter of Credit” means any letter of credit issued pursuant to Section 2.2, for which, when issued, a Letter of Credit Fee should be paid.

1.1.45. “Letter of Credit Obligations” means the aggregate undrawn face amount of all outstanding Letters of Credit and outstanding obligations of the Borrower to reimburse the Agent for all drawings under a Letter of Credit.

1.1.46. “Leverage Ratio” means the ratio of (i) Total Indebtedness on the last day of a completed fiscal quarter of the Borrower, to (ii) Adjusted EBITDAR for the period of four (4) consecutive fiscal quarters most recently ended on or prior to such date.

1.1.47. “LIBOR Margin” shall have the meaning set forth on the Pricing Schedule.

1.1.48. “LIBOR Rate” means, for each LIBOR Loan, the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) determined by the Agent to be equal to the quotient of (1) the London Interbank Offered Rate for such LIBOR Loan for such Interest Period divided by (2) one minus the Eurocurrency Reserve Requirement for such Interest Period.

1.1.49. “LIBOR Loan” means any Revolving Credit Loan when and to the extent that the interest rate therefor is determined by reference to the LIBOR Rate.

1.1.50. “Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), of preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

1.1.51. “Loan(s)” means the Revolving Credit Loans, the Swing Line Loans, and any Letters of Credit or any or all of them as the context may require.

1.1.52. “Loan Document(s)” means this Agreement, the Notes, any Letters of Credit (and the application and/or reimbursement agreement executed by Borrower and required by the Agent in connection with the issuance of same), the Guaranty and any and all other instruments executed or delivered by the Borrower and the Guarantor in connection with the foregoing, together with all amendments, substitutions, renewals and extensions thereof.

1.1.53. “London Interbank Offered Rate” applicable to any Interest Period for a LIBOR Loan means the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) quoted at approximately 11:00 a.m. London time, by the principal Loan branch of the Agent two Business Days prior to the first day of such Interest Period for the offering to leading banks in the London interbank market of Dollar deposits for a period, and in an amount, comparable to the Interest Period and principal amount of the LIBOR Loan which shall be made by Banks and outstanding during such Interest Period.

1.1.54. “Maintenance Capital Expenditures” means Capital Expenditures by the Borrower and its Subsidiaries during a particular period of determination (i) for purchases of tractors, trailers, and other revenue equipment deemed by the Borrower to be replacement purchases and (ii) to maintain long term assets (e.g., property, plant and equipment) in good working order.

1.1.55. “Majority Banks” means at any time the Banks holding at least fifty percent (50%) of the then aggregate unpaid principal amount of the Notes held by the Banks, or, if no such principal amount is then outstanding, Banks having at least fifty percent (50%) of the aggregate Commitments.

1.1.56. “Matured Default” means any of the events specified in Section 8, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.

1.1.57. “Moody’s” means Moody’s Investors Service, Inc. and its successors.

1.1.58. “Multiemployer Plan” means any Plan which is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA).

1.1.59. “Net Cash Flow” means Adjusted EBITDAR less the sum of Rental Expense, cash taxes, Maintenance Capital Expenditures, distributions, and treasury stock purchases not otherwise excluded pursuant to Section 7.3.9.

1.1.60. “Net Income” means, for any period of determination, with respect to the Borrower on a Consolidated basis with its Subsidiaries (other than any Subsidiary which is restricted from declaring or paying dividends or otherwise advancing funds to its parent whether by contract or otherwise), cumulative net income earned during such period as determined in accordance with GAAP.

1.1.61. “Net Worth” means, at any time of determination thereof, the consolidated stockholders’ equity of the Borrower and its Subsidiaries.

1.1.62. “Note(s)” means the promissory notes described in Section 2.11 hereof.

1.1.63. “Note Rate” shall have the meaning assigned to such term in Section 2.8 hereof.

1.1.64. “Officer’s Certificate” means a certificate signed in the name of the Borrower by an Authorized Officer of the Borrower, substantially in the form attached hereto as Schedule “1.1.64”.

1.1.65. “Operating Lease” means any lease of any property (whether real, personal or mixed) which is not a Capital Lease.

1.1.66. “Outstanding Credit Exposure” means, as to any Bank at any time, the sum of (i) the aggregate principal amount of its Revolving Credit Loans and Swing Line Loans outstanding at such time, plus (ii) an amount equal to its Pro Rata Share of the Letter of Credit Obligations at such time.

1.1.67. “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

1.1.68. “Permitted Acquisitions” means acquisitions otherwise prohibited hereunder, which meet the following criteria: (i) the acquisition target is in the same line of business as Borrower, (ii) no Default exists at the time of such acquisition or would result from such acquisition, (iii) Borrower has delivered to Agent written notice of the intended acquisition not less than ten (10) days prior to the consummation of such acquisition transaction, (iv) Borrower’s pro forma, post-acquisition Leverage Ratio shall be less than or equal to 2.75 to 1.00, and (v) Borrower’s pro forma, post-acquisition Adjusted Leverage Ratio shall be less than or equal to 3.25 to 1.00, and (vi) Borrower’s pro forma, post-acquisition Available Liquidity shall be greater than or equal to $30,000,000.

1.1.69. “Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

1.1.70. “Plan” means any pension plan which is covered by Title IV of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

1.1.71. “Preferred Stock” means any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.

1.1.72. “Pricing Schedule” means the designated Schedule set forth as Schedule “1.1.72” hereto.

1.1.73. “Principal Office” means the principal office of each Bank, as listed on the signature page hereof.

1.1.74. “Pro Rata Share” means the proportion which each Bank’s Commitment bears to the Revolving Credit Commitment at the time of determination thereof.

1.1.75. “Prudential Agreement” means the Master Shelf Agreement between Borrower and Prudential Investment Management, Inc., dated September 20, 2002, as amended from time to time.

1.1.76. “Prudential Term Notes” means all promissory notes issued under the terms of the Prudential Agreement.

1.1.77. “Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered by the Borrower which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

1.1.78. “Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

1.1.79. “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as amended or supplemented from time to time.

1.1.80. “Related Party” means (i) any Shareholder, (ii) any executive officer, director, agent or employee of the Borrower, (iii) all persons to whom such Persons are related by blood, adoption or marriage and (iv) all Affiliates of the foregoing Persons.

1.1.81. “Rental Expense” means with reference to any period, the aggregate amount of all payments for rent or additional rent (including all payments for taxes and insurance made directly to the lessor, but excluding payments for maintenance, repairs, alterations, construction, demolition and the like) for which the Borrower or Subsidiaries are directly or indirectly liable (as lessee or as guarantor or other surety) under all Operating Leases in effect at any time during such period.

1.1.82. “Rental Obligations” means with reference to any period, the aggregate amount of all future payments for rent or additional rent (including all payments for taxes and insurance made directly to the lessor, but excluding payments for maintenance, repairs, alterations, construction, demolition and the like) for which the Borrower or Subsidiaries are directly or indirectly liable (as lessee or as guarantor or other surety) under all Operating Leases in effect at such period end that are not cancelable.

1.1.83. “Reportable Event” means any of the events set forth in Section 4043(b) of ERISA or the regulation thereunder, a withdrawal from a plan described in Section 4063 of ERISA, or a cessation of operations described in Section 4062(e) of ERISA.

1.1.84. “Responsible Officer” means the chief executive officer, chief operating officer, chief financial officer or chief accounting officer of the Borrower or any other officer of the Borrower involved principally in its financial administration or its controllership function.

1.1.85. “Revolving Credit Commitment” means the obligation of the Banks to (i) make Revolving Credit Loans and (ii) issue Letters of Credit upon the application of Borrower, all in an aggregate amount not exceeding $160,000,000 (“Base Revolving Credit Commitment”), as such amount may be modified from time to time pursuant to the terms hereof, including without limitation the permanent reduction option pursuant to Section 2.3 and the accordion provisions set forth in Section 2.21.

1.1.86. “Revolving Credit Loans” shall have the meaning assigned to such term in Section 2.1.

1.1.87. “S&P” means Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies, Inc., and its successors.

1.1.88. “SEC” means the Securities and Exchange Commission (or any governmental body or agency succeeding to the function of the Securities and Exchange Commission).

1.1.89. “Shareholder” means and includes any Person who owns, beneficially or of record, directly or indirectly, at any time during any year with respect to which a computation is being made, either individually or together with all persons to whom such Person is related by blood, adoption or marriage, 5% or more of the outstanding Voting Stock of the Borrower.

1.1.90. “Subordinated Debt” means the 7% Convertible Subordinated Debentures Due 2011 evidenced by the Indenture between Borrower (formerly Preston Corporation) and Manufacturers Hanover Trust Company, as Trustee, dated as of May 1, 1986.

1.1.91. “Subsidiary” means any corporation organized under the laws of any state of the United States of America, Canada or any province of Canada, which conducts the major portion of its business in and makes the major portion of its sales to Persons located in the United States of America or Canada, and at least 51% of the total combined voting power of all classes of Voting Stock of which shall, at the time as of which any determination is being made, be owned by the Borrower either directly or through Subsidiaries. As of the date hereof, the Subsidiaries include Guarantor and SCS Transportation, Inc., a Delaware corporation (“Saia Transportation”). Borrower represents to Agent and the Banks that Saia Transportation is wholly owned by the Borrower, and as of the date hereof is not an operating entity and owns no assets.

1.1.92. “Swaps” means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

1.1.93. “Swing Line Borrowing Notice” shall have the meaning set forth in Section 2.20.

1.1.94. “Swing Line Commitment” means the obligation of the Swing Line Lender to make Swing Line Loans up to a maximum principal amount of $5,000,000 in the aggregate.

1.1.95. “Swing Line Lender” means BANK OF OKLAHOMA, N.A.

1.1.96. “Swing Line Loan” means a Loan made by the Swing Line Lender to Borrower pursuant to Section 2.20.

1.1.97. “Tangible Assets” means the consolidated assets of the Borrower and its Subsidiaries less, without duplication (i) intangible assets including, without limitation, goodwill, licenses, organizational expense, unamortized debt discount and expense carries as an asset, all reserves and any write-up in the book value of assets and (ii) all reserves for depreciation and other asset valuation reserves (but excluding reserves for federal, state, and other income taxes), net of accumulated amortization.

1.1.98. “Tangible Net Worth” means, without duplication, as at any time of determination thereof, Net Worth less (i) all intangible items, including, without limitation, goodwill, licenses, organizational expense, unamortized debt discount and expense carried as an asset, all reserves and any write-up in the book value of assets, and (ii) all reserves for depreciation and other asset valuation reserves (but excluding reserves for federal, state, and other income taxes), net of accumulated amortization.

1.1.99. “Termination Date” means January 28, 2013.

1.1.100. “Total Debt Service” means the sum of interest expense, scheduled principal payments on long-term debt and Capital Lease payments.

1.1.101. “Total Indebtedness” means Indebtedness as of a particular date of determination plus six (6) times Rental Expense for the period of four (4) consecutive fiscal quarters most recently ended on or prior to such date.

1.1.102. “Transfer” means, with respect to any item, the sale, exchange, conveyance, lease, transfer or other disposition of such item.

1.1.103. “Unused Portion Fee” shall have the meaning given in Section 2.10.

1.1.104. “Voting Stock” means, with respect to any corporation, any shares of stock of such corporation whose holders are entitled under ordinary circumstances to vote for the election of directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

1.1.105. “Wholly Owned Subsidiary” means, with respect to any corporation organized under the laws of any state of the United States, Canada or any province of Canada, which conducts the major portion of its business in and makes the major portion of its sales to Persons located in the United States or Canada, all of the stock of every class of which is, at the time as of which any determination is being made, owned by the Borrower either directly or through Wholly Owned Subsidiaries, and which has outstanding no options, warrants, rights or other securities entitling the holder thereof (other than the Borrower or a Wholly Owned Subsidiary) to acquire shares of capital stock of such corporation.

1.2. Accounting Principles, Terms and Determinations. All references in this Agreement to “GAAP” shall be deemed to refer to generally accepted accounting principles in effect in the United States on January 1, 2008, as amended from time to time. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements delivered pursuant to Section 5.1.2 or, if no such statements have been so delivered, the most recent audited financial statements referred to in Section 4.2.

2. AMOUNT AND TERMS OF THE LOANS

2.1. Revolving Credit. Each Bank agrees, on the terms and conditions hereinafter set forth, to make its Pro Rata Share of loans (each a “Revolving Credit Loan” and collectively, the “Revolving Credit Loans”) and issue Letters of Credit pursuant to Section 2.2. to the Borrower from time to time during the period from the date of this Agreement up to but not including the Termination Date, in an aggregate principal amount not to exceed at any time outstanding the amount set forth opposite such Lender’s name on the signature pages hereto under the heading “Revolving Loan Commitment” (such amount as the same may be reduced or increased from time to time pursuant hereto; provided, however, that, after giving effect to the Borrowing of Revolving Loans, the Aggregate Outstanding Credit Exposure shall not exceed the Revolving Loan Commitment. Subject to the other terms and conditions hereof, amounts borrowed under this Section 2.1 may be repaid and reborrowed from time to time.

Each Revolving Credit Loan which shall not utilize the Revolving Credit Commitment in full shall be in an amount not less than One Million and No/100 Dollars ($1,000,000.00) in the case of Base Loans, and One Million and No/100 Dollars ($1,000,000.00) in the case of LIBOR Loans. Any request for a Revolving Credit Loan for a lesser amount shall be made as a Swing Line Loan. Each advance made in respect of the Revolving Credit Loans shall be made by each Bank in the proportion which that Bank’s Commitment bears to the Revolving Credit Commitment. Pursuant to the terms and conditions set forth herein, the Revolving Credit Loans may be outstanding as Base Loans or LIBOR Loans. Each type of Revolving Credit Loan shall be made and maintained at such Bank’s Lending Office for such type of Loan. The failure of any Bank to make any requested Loan to be made by it on the date specified for such Loan shall not relieve any other Bank of its obligation (if any) to make such Loan on such date, but no Bank shall be responsible for the failure of any other Bank to make such Loans to be made by such other Bank.

2.2. Letters of Credit.

2.2.1. Issuance. The Agent hereby agrees for its behalf and for the other Banks, on the terms and conditions set forth in this Agreement, to issue stand-by and commercial letters of credit (each, a “Letter of Credit”) and to renew, extend, increase, decrease or otherwise modify each Letter of Credit from time to time from and including the date of this Agreement and prior to the Termination Date upon the request of Borrower; provided that immediately after each such Letter of Credit is issued or modified, the aggregate outstanding principal amount of all outstanding Letter of Credit Obligations shall not exceed $100,000,000, and the aggregate principal amount of all Revolving Credit Loans and Swing Line Loans, and all outstanding Letter of Credit Obligations shall not exceed the Revolving Credit Commitment. Each Letter of Credit shall have an expiry date not later than one year from the date of issuance, subject to renewal terms allowing for annual extensions, provided that in no event shall any Letter of Credit have a final expiry which is later than the thirtieth Business Day prior to the Termination Date.

2.2.2. Notice. Subject to Section 2.2.1, Borrower shall give the Agent notice at least one (1) Business Day prior to the proposed date of issuance or modification of each Letter of Credit, specifying the account party (which must be Borrower or a Subsidiary), the beneficiary, the proposed date of issuance (or modification) and the expiry date of such Letter of Credit, and describing the proposed terms of such Letter of Credit and the nature of the transactions proposed to be supported thereby. The issuance or modification by the Agent of any Letter of Credit shall, in addition to the conditions precedent set forth in Section 3 (the satisfaction of which the Agent shall have no duty to ascertain), be subject to the conditions precedent that such Letter of Credit shall be satisfactory to the Agent and that Borrower and the account party (if other than Borrower) shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Letter of Credit as the Agent shall have reasonably requested (each, a “Letter of Credit Application Agreement”). In the event of any conflict between the terms of this Agreement and the terms of any Letter of Credit Application Agreement, the terms of this Agreement shall control.

2.2.3. Letter of Credit Fees. Borrower shall pay a fee to Agent, for the pro-rata benefit of all Banks, equal to, as of any date of determination thereof, the amount set forth on the Pricing Schedule. Additionally, Borrower shall pay to the Agent for the benefit of the issuing Bank(s) on a pro-rata basis an issuance fee equal to 0.125% of the face amount of the Letter of Credit upon the issuance thereof.

2.2.4. Administration. Upon receipt from the beneficiary of any demand for payment under any Letter of Credit, the Agent shall promptly notify Borrower as to the amount to be paid by the Banks as a result of such demand and the proposed payment date (each a “Letter of Credit Payment Date”). Each Bank shall make a Revolving Credit Loan based on its Pro Rata Share, the proceeds of which shall be used to pay the applicable Letter of Credit. The responsibility of the Agent to Borrower shall be only to determine that the documents (including each demand for payment) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit.

2.2.5. Reimbursement. Borrower and any other applicable account party shall be irrevocably and unconditionally obligated to reimburse the Agent on or by the applicable Letter of Credit Payment Date for any amounts to be paid by the Agent upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind. All such amounts paid by the Agent and remaining unpaid by Borrower and any other applicable account party shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (i) the applicable Adjusted Base Rate for such day if such day falls on or before the applicable Letter of Credit Payment Date and (ii) the sum of 2% plus the Adjusted Base Rate applicable for such day if such day falls after such Letter of Credit Payment Date.

2.2.6. Increased Costs. If after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Agent with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any tax, reserve, special deposit or similar requirement against or with respect to or measured by reference to Letters of Credit issued or to be issued hereunder, and the result shall be to increase the cost to the Agent of issuing or maintaining any Letter of Credit, or reduce any amount receivable hereunder by the Agent in respect of any Letter of Credit (which increase in cost, or reduction in amount receivable, shall be the result of the Agent’s reasonable allocation of the aggregate of such increases or reductions resulting from such event), then, upon demand by the Agent, Borrower agrees to pay to the Agent, from time to time as specified by the Agent, such additional amounts as shall be sufficient to compensate the Agent for such increased costs or reductions in amounts received by the Agent. A certificate of the Agent submitted by the Agent to Borrower shall be conclusive as to the amount thereof in the absence of manifest error.

2.2.7. Obligations Absolute. The obligations of Borrower and any other applicable account parties under this Section 2.2 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which Borrower or any of the foregoing account parties may have or have had against the Agent or any beneficiary of a Letter of Credit. Borrower and the applicable account parties further agree with the Agent that the obligation for reimbursement in respect of any Letter of Credit shall not be affected by the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among Borrower and any other applicable account parties, or any of their Affiliates, the beneficiary of any Letter of Credit or any financing institution or other party to whom any Letter of Credit may be transferred or any claims or defenses whatsoever of Borrower or any other applicable account parties, or any of their Affiliates, against the beneficiary of any Letter of Credit or any such transferee. The Agent shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. Borrower and any other applicable account parties agree that any action taken or omitted by the Agent under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith and without gross negligence or willful misconduct, shall be binding upon them and shall not put the Agent under any liability to any of them.

2.2.8. Actions of Agent. The Agent shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent.

2.2.9. Indemnification. Borrower hereby agrees to indemnify and hold harmless the Agent, and its respective directors, officers and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which the Agent may incur (or which may be claimed against the Agent by any Person whatsoever) by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit or any actual or proposed use of any Letter of Credit, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the Agent may incur by reason of or on account of the Agent issuing any Letter of Credit which specifies that the term “beneficiary” included therein includes any successor by operation of law of the named beneficiary, but which Letter of Credit does not require that any drawing by any such successor beneficiary be accompanied by a copy of a legal document, satisfactory to the Agent, evidencing the appointment of such successor beneficiary; provided that Borrower shall not be required to indemnify the Agent for any claims, damages, losses, liabilities, costs or expenses (x) to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the Agent in determining whether a request presented under any Letter of Credit complied with the terms of such Letter of Credit or (ii) the Agent’s failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit or (y) which are the subject of or are incurred in connection with any litigation or proceeding with respect to which (i) Borrower or any other applicable account parties, or their Affiliates, on the one hand, and (ii) the Agent, on the other hand, are directly opposing parties and with respect to which a final, non-appealable judgment has been rendered in favor of Borrower or such other applicable account party or their Affiliates by a court of competent jurisdiction. Nothing in this Section 2.2.9 is intended to limit the obligations of Borrower under any other provision of this Agreement.

2.3. Reduction of Commitment. With respect to the Base Revolving Credit Commitment and not the amounts available under the accordion feature pursuant to Section 2.21, the Borrower shall have the right, upon at least three (3) Business Days’ notice to the Agent, to terminate in whole or reduce in part the unused portion of thereof, provided that each partial reduction shall be in the amount of at least One Million and No/100 Dollars ($1,000,000.00), and provided further that no reduction shall be permitted if, after giving effect thereto, and to any prepayment made therewith, the aggregate outstanding and unpaid principal amount of the Revolving Credit Loans and Letters of Credit shall exceed the Revolving Credit Commitment. Any reduction in part of the unused portion of the Banks’ Commitments shall be made in the proportion that each Bank’s Commitment bears to the Revolving Credit Commitment. The Base Revolving Credit Commitment, once reduced or terminated, may not be reinstated.

2.4. Notice and Manner of Borrowing. The Borrower shall give the Agent notice of any Revolving Credit Loans under this Agreement prior to 12:00 p.m. on the day of each Base Loan, and at least three (3) Business Days before each LIBOR Loan, specifying: (1) the date of such Loan; (2) the amount of such Loan; (3) the type of Loan; and (4) in the case of a LIBOR Loan, the duration of the Interest Period applicable thereto. The Agent shall promptly notify each Bank of each such notice. Not later than 1:00 p.m. on the date of such Revolving Credit Loan, each Bank will make available to the Agent at the Agent’s Principal Office in immediately available funds, such Bank’s Pro Rata Share of such Revolving Credit Loan. After the Agent’s receipt of such funds, not later than 1:00 p.m. on the date of such Revolving Credit Loan and upon fulfillment of the applicable conditions set forth in Section 3, the Agent will make such Revolving Credit Loan available to the Borrower in immediately available funds by crediting the amount thereof to the following account with the Agent: Account styled Saia, Inc. Operating Account, No. 209908769. All times shall be based on Central Standard Time.

All notices given under this Section 2.4 shall be irrevocable and shall be given not later than 12:00 p.m. on the day which is not less than the number of Business Days specified above for such notice.

2.5. Non-Receipt of Funds by Agent. Unless the Agent shall have received notice from a Bank prior to the date on which such Bank is to provide funds to the Agent for a Loan to be made by such Bank that such Bank will not make available to the Agent such funds, the Agent may assume that such Bank has made such funds available to the Agent on the date of such Loan in accordance with Section 2.4 and the Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent such Bank shall not have so made such funds available to the Agent, such Bank agrees to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower by Agent until the date such amount is repaid to the Agent, at the Federal Funds Rate set by the Agent for the correction of errors among banks for three Business Days and thereafter at the interest rate then applicable to the Revolving Credit Loans. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Loan for purposes of this Agreement. If such Bank does not pay such corresponding amount forthwith upon the Agent’s demand therefor, the Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Agent with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at the rate of interest applicable at the time to such proposed Loan.

Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the Federal Funds Rate set by the Agent for the correction of errors among banks for three Business Days and thereafter at the interest rate then applicable to the Revolving Credit Loans.

2.6. Conversions and Renewals. The Borrower may elect from time to time to convert all or a part of one type of Loan into another type of Loan or to renew all or part of a Loan by giving the Agent written notice by submitting to Agent an Interest Rate Election Notice, in form and content as set forth on Schedule “2.6" hereto, at least one (1) Business Day before conversion into a Base Loan, at least three (3) Business Days before conversion into or renewal of a LIBOR Loan, specifying: (1) the renewal or conversion date; (2) the amount of the Loan to be converted or renewed; (3) in the case of conversions, the type of Loan to be converted into; and (4) in the case of renewals of or a conversion into LIBOR Loans, the duration of the Interest Period applicable thereto, including 30, 60, 90 or 120 day durations; provided that (a) the minimum principal amount of each Loan outstanding after a renewal or conversion shall be Two Hundred Thousand and No/100 Dollars ($200,000.00) in the case of Base Loans, and One Million and No/100 Dollars ($1,000,000.00) in the case of LIBOR Loans; and (b) LIBOR Loans may be converted only on the last day of the Interest Period for such Loan. The Agent shall promptly notify each Bank of each such notice. All conversions and renewals shall be made in the proportion that each Bank’s Loan bears to the total amount of all the Banks’ Loans. All notices given under this Section 2.6 shall be irrevocable and shall be given not later than 10:00 a.m. (Central time) on the day which is not less than the number of Business Days specified above for such notice. If the Borrower shall fail to give the Agent the notice as specified above for the renewal or conversion of a LIBOR Loan prior to the end of the Interest Period with respect thereto, such LIBOR Loan shall automatically be converted into a Base Loan on the last day of the Interest Period for such Loan. Notwithstanding anything provided in this Section 2.6 or in Section 2.4, Borrower shall have no more than six (6) LIBOR Loans outstanding at any one time.

2.7. Settlement. It is agreed that each Bank’s funded portion of the Revolving Credit Loan is intended by the Banks to be equal at all times to such Bank’s Pro Rata Share of the outstanding Revolving Credit Loans. Notwithstanding such agreement, the Agent, and the other Banks agree (which agreement shall not be for the benefit of or enforceable by the Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Revolving Credit Loans shall take place on a periodic basis in accordance with the following provisions:

2.7.1. The Agent shall request settlement (“Settlement”) with the Banks on a weekly basis, or on a more frequent basis if so determined by the Agent, (1) with respect to each outstanding Revolving Credit Loan, and (2) with respect to collections received, in each case, by notifying the Banks of such requested Settlement by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 10:00 a.m. (Tulsa, Oklahoma time) on the date of such requested Settlement (the “Settlement Date”). Each Bank shall make the amount of such Bank’s Pro Rata Share of the outstanding principal amount of the Revolving Credit Loan with respect to which Settlement is requested available to the Agent in same day funds to such account of the Agent as the Agent may designate, not later than 3:00 p.m. (Tulsa, Oklahoma time), on the Settlement Date applicable thereto, regardless of whether the applicable conditions precedent set forth in Section 3 have then been satisfied. Such amounts made available to the Agent shall be applied against the amount of the applicable Revolving Credit Loan and, together with the portion of such Revolving Credit Loan representing Bank’s Pro Rata Share thereof, shall constitute Revolving Credit Loans of such Banks. If any such amount is not made available to the Agent by any Bank on the Settlement Date applicable thereto, the Agent shall be entitled to recover such amount on demand from such Bank together with interest thereon at the Federal Funds Rate for the first three (3) days from and after such demand and thereafter at the Interest Rate then applicable to the Revolving Credit Loans.

2.7.2. Notwithstanding the foregoing, not more than one (1) Business Day after demand is made by the Agent, each other Bank shall irrevocably and unconditionally purchase and receive from the Agent, without recourse or warranty, an undivided interest and participation in such Revolving Credit Loan to the extent of such Bank’s Pro Rata Share thereof by paying to the Agent, in same day funds, an amount equal to such Bank’s Pro Rata Share of such Revolving Credit Loan. If such amount is not in fact made available to the Agent by any Bank, the Agent shall be entitled to recover such amount on demand from such Bank together with interest thereon at the Federal Funds Rate for the first three (3) days from and after such demand and thereafter at the Interest Rate then applicable to the Revolving Credit Loans.

2.7.3. From and after the date, if any, on which any Bank purchases an undivided interest and participation in any Revolving Credit Loan pursuant to subsection (ii) above, the Agent shall, subject to reimbursement to Agent for any amounts due from such Bank, promptly distribute to such Bank at such address as such Bank may request in writing, such Bank’s Pro Rata Share of all payments of principal and interest received by the Agent in respect of such Revolving Credit Loan.

2.7.4. The Agent shall record on its books the principal amount of the Revolving Credit Loans owing to each Bank. In addition, each Bank is authorized, at such Bank’s option, to note the date and amount of each payment or prepayment of principal of such Bank’s Revolving Credit Loans in its books and records, including computer records, such books and records constituting rebuttably presumptive evidence, absent manifest error, of the accuracy of the information contained therein.

2.7.5. All Revolving Credit Loans shall be made by the Banks simultaneously and in accordance with their Pro Rata Shares. It is understood that (a) no Bank shall be responsible beyond such Bank’s Commitment set forth in Section 2.1 hereof for any failure by any other Bank to perform its obligation to make any Revolving Credit Loans hereunder, (b) no failure by any Banks to perform its obligation to make any Revolving Credit Loan hereunder shall excuse any other Bank from its obligation to make any Revolving Credit Loans hereunder, and (c) the obligations of each Bank hereunder shall be several, not joint and several.

2.8. Interest. The Borrower shall pay interest to the Agent for the account of each Bank on the outstanding and unpaid principal amount of that Bank’s Revolving Credit Loans made under this Agreement at a rate (“Note Rate”) at all times equal to the Adjusted Base Rate for each Base Loan and the Adjusted LIBOR Rate for each LIBOR Loan.

Any change in the Note Rate resulting from a change in the Base Rate shall be effective as of the opening of business on the day on which such change in the Base Rate becomes effective.

Interest on each Loan shall be calculated on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed.

Interest on the Loans shall be paid in immediately available funds to the Agent at its Principal Office for the account of the applicable Lending Office of each Bank as follows:

2.8.1. For each Base Loan on the first (1st) day of each month commencing the first such date after such Loan and continuing until the earlier of (i) the date such Base Loan is paid in full or (ii) the Termination Date.

2.8.2. For each LIBOR Loan, on the earlier of (i) the last day of the Interest Period with respect to such LIBOR Loan, (ii) the first day of each calendar quarter, or (iii) the Termination Date.

2.9. Default rate; late payment fee. If any Matured Default occurs hereunder, interest from the date of such default shall accrue on the principal balance of all Revolving Credit Loans and on any past due interest thereon at the rate of two percent (2%) per annum above the nondefault interest rate accruing hereunder.

2.10. Unused Portion Fee. The Borrower agrees to pay to the Agent for the account of each Bank an Unused Portion Fee on the average daily unused portion of such Bank’s Commitment from the date of this Agreement until the Termination Date at a rate to be calculated, on any date of determination thereof, as set forth on the Pricing Schedule.

Such Unused Portion Fee shall be payable in arrears on the first (1st) day of each quarter during the term of such Bank’s Commitment, ending on the Termination Date. Upon receipt of any Unused Portion Fees, the Agent will promptly thereafter cause to be distributed such payments to the Banks in accordance with each Bank’s Pro Rata Share of such payments.

2.11. Notes. All Revolving Credit Loans made by each Bank under this Agreement shall be evidenced by, and repaid with interest in accordance with, a single promissory note of the Borrower in substantially the form of Schedule “2.11" hereto, duly completed, dated the date of this Agreement, and payable to such Bank for the account of its applicable Lending Office, such Note to represent the obligation of the Borrower to repay the Revolving Credit Loans. Each Bank is hereby authorized by the Borrower to endorse on the schedule attached to the Note held by it the amount and type of each Revolving Credit Loan and each renewal, conversion, and payment of principal amount received by such Bank for the account of its applicable Lending Office on account of its Revolving Credit Loans, which endorsement shall, in the absence of manifest error, be conclusive as to the outstanding balance of the Revolving Credit Loans made by such Bank; provided, however, that the failure to make such notation with respect to any Revolving Credit Loan or renewal, conversion, or payment shall not limit or otherwise affect the obligations of the Borrower under this Agreement or the Note held by such Bank. All Revolving Credit Loans shall be repaid on the Termination Date.

2.12. Payments. The Borrower may, upon at least One (1) Business Day’s notice to the Agent in the case of Base Loans and at least Three (3) Business Days’ notice to the agent in the case of LIBOR Loans, pay the Notes, without premium or penalty, in whole or in part with accrued interest to the date of such payment on the amount paid, provided that LIBOR Loans may be paid, without premium or penalty, only on the last day of the Interest Period for such Loans. Upon receipt of any such payments, the Agent will promptly thereafter cause to be distributed such payment to each Bank for the account of its applicable Lending Office in the proportion that each such Bank’s Loan to which the payment applies bears to the total amount of all the Banks’ Loans to which the payment applies.

2.13. Method of Payment. The Borrower shall make each payment under this Agreement and under the Notes not later than 3:00 p.m. (Central time) on the date when due in lawful money of the United States to the Agent at its Principal Office for the account of the applicable Lending Office of each Bank in immediately available funds. The Agent will promptly thereafter cause to be distributed (1) such payments of principal and interest in like funds to each Bank for the account of its applicable Lending Office based upon its Pro Rata Share thereof and (2) other fees payable to any Bank to be applied in accordance with the terms of this Agreement. The Borrower hereby authorizes each Bank, if and to the extent payment is not made when due under this Agreement or under the Notes, to charge from time to time against any account of the Borrower with such Bank any amount as due. Whenever any payment to be made under this Agreement or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest and the commitment fee, as the case may be, except, in the case of a LIBOR Loan, if the result of such extension would be to extend such payment into another calendar month, such payment shall be made on the immediately preceding Business Day.

2.14. Use of Proceeds. The proceeds of the Loan hereunder shall be used by the Borrower for general corporate purposes including, without limitation, purchases of treasury stock, refinancing a portion of Borrower’s Indebtedness, financing Permitted Acquisitions, working capital, letters of credit and capital expenditures. The Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any Persons for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or is inconsistent with, Regulation X of such Board of Governors.

2.15. Illegality. Notwithstanding any other provision in this Agreement, if any Bank determines that any applicable law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency shall make it unlawful or impossible for such Bank (or its Lending Office) to maintain or fund its LIBOR Loans, then upon thirty (30) days notice to the Borrower (with a copy to the Agent) by such Bank the outstanding principal amount of all LIBOR Loans, together with interest accrued thereon, and any other amounts payable to each Bank under this Agreement shall be repaid (a) immediately upon demand of such Bank if such change or compliance with such request, in the judgment of such Bank, requires immediate repayment, or (b) at the expiration of the last Interest Period to expire before the effective date of any such change or request.

2.16. Disaster. Notwithstanding anything to the contrary herein, if the Agent determines (which determination shall be conclusive) that:

2.16.1. Quotations of interest rates for the relevant deposits referred to in the definition of LIBOR Rate, are not being provided in the relevant amounts or for the relative maturities for purposes of determining the rate of interest on a LIBOR Loan as provided in this Agreement; or

2.16.2. If the Majority Banks determine (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of LIBOR Rate, upon the basis of which the rate of interest for any such type of Loan is to be determined do not accurately cover the cost to the Banks of making or maintaining such type of Loans;

then the Agent shall forthwith give notice thereof to the Borrower, whereupon (a) the obligation of the Banks to make LIBOR Loans, shall be suspended until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, and (b) the Borrower shall repay in full the then outstanding principal amount of each LIBOR Loan, together with accrued interest thereon, on the last day of the then current Interest Period applicable to such Loan.

2.17. Increased Cost. From time to time upon a thirty (30) day notice to the Borrower from a Bank (with a copy to the Agent) the Borrower shall pay to the Agent for the account of the applicable Bank such amounts as any Bank may determine to be necessary to compensate such Bank for any costs incurred by such Bank which such Bank determines are attributable to its making or maintaining any LIBOR Loans hereunder or its obligation to make any such Loans hereunder, or any reduction in any amount receivable by such Bank under this Agreement or its Note in respect of any such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any change after the date of this Agreement in U.S. federal, state, municipal, or foreign laws or regulations (including Regulation D), or the adoption or making after such date of any interpretations, directives, or requirements applying to a class of banks including such Bank of or under U.S. federal, state, municipal, or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof (“Regulatory Change”), which: (1) changes the basis of taxation of any amounts payable to such Bank under this Agreement or its Note in respect of any of such Loans (other than taxes imposed on the overall net income of such Bank or of its Lending Office for any of such Loans by the jurisdiction where the Principal Office or such Lending Office is located); or (2) imposes or modifies any reserve, special deposit, compulsory loan, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Bank (including any of such Loans or any deposits referred to in the definition of LIBOR Rate); or (3) imposes any other condition affecting this Agreement or its Note (or any of such extensions of credit or liabilities). Such Bank will notify the Borrower (with a copy to the Agent) of any event occurring after the date of this Agreement which will entitle such Bank to compensation pursuant to this Section 2.17 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.

Determinations by any Bank for purposes of this Section 2.17 of the effect of any Regulatory Change on its costs of making or maintaining Loans or on amounts receivable by it in respect of Loans, and of the additional amounts required to compensate any such Bank in respect of any Additional Costs, shall be conclusive, provided that such determinations are made on a reasonable basis.

2.18. Risk-Based Capital. In the event that any Bank determines that (1) compliance with any judicial, administrative, or other governmental interpretation of any law or regulation or (2) compliance by such Bank or any corporation controlling such Bank with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) has the effect of requiring an increase in the amount of capital required or expected to be maintained by such Bank or any corporation controlling such Bank, and such Bank determines that such increase is based upon its obligations hereunder, and other similar obligations, the Borrower shall pay to the Agent, for the account of the applicable Bank, such additional amount as shall be certified by the Bank to be the amount allocable to such Bank’s obligations to the Borrower hereunder. Such Bank will notify the Borrower (with a copy to the Agent) of any event occurring after the date of this Agreement that will entitle such Bank to compensation pursuant to this Section 2.18 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.

Determinations by any Bank for purposes of this Section 2.18 of the effect of any increase in the amount of capital required to be maintained by such Bank and of the amount allocable to such Bank’s obligations to the Borrower hereunder shall be conclusive, provided that such determinations are made on a reasonable basis.

2.19. Funding Loss Indemnification. Upon notice to the Borrower from a Bank (with a copy to the Agent) the Borrower shall pay to the Agent for the account of the applicable Bank, such amount or amounts as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for any loss, cost, or expense incurred as a result of:

2.19.1. Any payment of a LIBOR Loan on a date other than the last day of the Interest Period for such Loan including, but not limited to acceleration of the Loans by the Agent pursuant to Section 8.1 or any prepayment of a LIBOR Loan under Sections 2.15 or 2.16; or

2.19.2. Any failure by the Borrower to borrow or convert, as the case may be, a LIBOR Loan on the date for borrowing or conversion, as the case may be, specified in the relevant notice under Section 2.6.

2.20. Swing Line Loans.

2.20.1. Amount of Swing Line Loans. Upon the satisfaction of the conditions precedent set forth in Section 3.2 and, if such Swing Line Loan is to be made on the date of the initial Advance hereunder, the satisfaction of the conditions precedent set forth in Section 3.1 as well, from and including the date of this Agreement and prior to the Termination Date, the Swing Line Lender agrees, on the terms and conditions set forth in this Agreement, to make Swing Line Loans to the Borrower from time to time in an aggregate principal amount not to exceed the Swing Line Commitment, provided that the Aggregate Outstanding Credit Exposure shall not at any time exceed the aggregate Commitment, and provided further that at no time shall the Outstanding Credit Exposure of the Swing Line Lender exceed the Swing Line Lender’s Commitment at such time. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Swing Line Loans at any time prior to the Termination Date.

2.20.2. Borrowing Notice. The Borrower shall deliver to the Agent and the Swing Line Lender irrevocable notice (a “Swing Line Borrowing Notice”) not later than noon (Tulsa time) on the requested date of disbursement, which shall be a Business Day (“Borrowing Date”) of each Swing Line Loan, specifying (i) the applicable Borrowing Date, and (ii) the aggregate amount of the requested Swing Line Loan which shall be an amount not less than $100,000. The Swing Line Loans shall bear interest at the Adjusted Base Rate.

2.20.3. Making of Swing Line Loans. Promptly after receipt of a Swing Line Borrowing Notice, the Swing Line Lender shall make available the Swing Line Loan, in funds immediately available to the Borrower on the Borrowing Date.

2.20.4. Repayment of Swing Line Loans. Each Swing Line Loan shall be paid in full by the Borrower on demand. In addition, the Swing Line Lender may at any time in its sole discretion with respect to any outstanding Swing Line Loan, require each Bank (including the Swing Line Lender) to make a Revolving Credit Loan in the amount of such Bank’s Pro Rata Share of such Swing Line Loan for the purpose of repaying such Swing Line Loan. Not later than noon (Tulsa time) on the date of any notice received pursuant to this Section 2.20.4, each Bank shall make available its required Revolving Credit Loan, in funds immediately available in Tulsa to the Agent at its address specified, pursuant to Section 2.4. Revolving Credit Loans made pursuant to this Section 2.20.4 shall initially be Base Loans and thereafter may be continued as Base Loans or converted into LIBOR Loans in the manner provided in Section 2.6 and subject to the other conditions and limitations set forth in this Section 2. Unless a Bank shall have notified the Swing Line Lender, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Sections 3.1 or 3.2 had not then been satisfied, such Bank’s obligation to make Revolving Credit Loans pursuant to this Section 2.20.4 to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against the Agent, the Swing Line Lender or any other Person, (b) the occurrence or continuance of a Default, (c) any adverse change in the condition (financial or otherwise) of the Borrower, or (d) any other circumstances, happening or event whatsoever. In the event that any Bank fails to make payment to the Agent of any amount due under this Section 2.20.4, the Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Bank hereunder until the Agent receives such payment from such Bank or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Bank fails to make payment to the Agent of any amount due under this Section 2.20.4, such Bank shall be deemed, at the option of the Agent, to have unconditionally and irrevocably purchased from the Swing Line Lender, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in the amount of such Revolving Credit Loan, and such interest and participation may be recovered from such Bank together with interest thereon at the Federal Funds Rate for each day during the period commencing on the date of demand and ending on the date such amount is received. On the Termination Date, the Borrower shall repay in full the outstanding principal balance of the Swing Line Loans.

2.21. Accordion. Subject to the terms and conditions of this Section 2.21, and provided no Default exists, Borrower shall have the right from time to time (but in no event more than two (2) times during any given month) after the date hereof and before the Termination Date, upon not less than thirty (30) Business Days’ prior written notice to Agent (such written notice being herein referred to as a “Revolving Credit Increase Notice”), to increase on the date specified in the Revolving Credit Increase Notice (the “Revolving Credit Increase Date”), the amount of the Revolving Credit Commitment by the amount specified in the Revolving Credit Increase Notice (the “Revolving Credit Increase Amount”) which shall be a minimum of $10,000,000; provided, however, that in no event shall the amount of the Revolving Credit Loans and the aggregate Revolving Credit Commitment be increased to an amount greater than $260,000,000, and further provided, however, that no such Revolving Credit Increase Amount shall be permitted under this Agreement if a Default shall exist on the date Agent receives the Revolving Credit Increase Notice or on the Revolving Credit Increase Date. Subject to the preceding sentence, on the Revolving Credit Increase Date, the aggregate Revolving Credit Commitment shall be increased by the Revolving Credit Increase Amount and each Bank’s Commitment and Revolving Credit Commitment shall be increased by such Bank’s Pro Rata Share of the Revolving Credit Increase Amount; provided, however, any such increase is subject to the following additional conditions being satisfied in form and substance satisfactory to Agent and its counsel: (i) Borrower shall have delivered to Agent an Amended and Restated Revolving Credit Note payable to the order of the relevant Bank, reflecting the increased Revolving Credit Commitment of such Bank, duly executed by Borrower; and (ii) Borrower shall have delivered to Agent an amendment to this Agreement evidencing this Revolving Credit Increase Amount, duly executed by Borrower, with Agent being hereby authorized by each Bank to execute such amendment on behalf of such Bank. Notwithstanding the foregoing, (i) no Bank shall be required to participate in any increase, and (ii) advances hereunder paid by Borrower may not be re-advanced.

2.21.1 The Agent shall promptly notify existing Banks of such request by the Borrower and each such Bank shall have ten (10) Business Days in which to notify the Agent in writing of such Bank’s intent to participate in such increase (each an “Existing Participating Lender”), and the amount of such Revolving Credit Increase Amount such Existing Participating Lender is willing to commit to (which amount shall be allocated to each Existing Participating Lender according to their existing Pro Rata Shares should there be an over-commitment) which notice shall be irrevocable once received by Agent. Notwithstanding the foregoing, in no event shall the Agent be obligated to agree to any Revolving Credit Increase Amount nor shall any Bank be obligated to participate in any Revolving Credit Increase Amount. Participation in any such Revolving Credit Increase Amount shall be completely optional and at the sole discretion of each Bank.

2.21.2 To the extent that the entire Revolving Credit Increase Amount requested by the Borrower and consented to by Agent is not accepted by Existing Participating Lenders, the Borrower may propose to Agent additional new lenders acceptable to Agent (“New Lenders”) who agree to commit to that portion of the Revolving Credit Increase Amount not accepted by Existing Participating Lenders. Thus, any Revolving Credit Increase Amount shall be effected by an increase in any one or more of the Existing Participating Lenders’ Commitments, and/or by the addition of the Commitments of New Lenders(s) (in each case, the “Participating Lenders”).

2.21.3 Notwithstanding the foregoing, (i) final allocation of each Revolving Credit Increase Amount shall be at the sole discretion of the Agent and the Borrower; and each Participating Lender shall commit to an amount not less than $1,000,000, but shall accept any allocation amount designated by the Borrower and the Agent that is equal to or less than its proposed portion of such Revolving Credit Increase Amount and (ii) during the first thirty (30) Business Days following the Closing Date, the Borrower may request Revolving Credit Increase Amount adding New Lenders upon not less than five (5) Business Days prior written notice to the Agent, without being required to offer any portion of such Commitment Increase to any existing Lender.

3. CONDITIONS PRECEDENT

3.1. Conditions Precedent to Loan. The obligation of each Bank to advance funds under the Revolving Credit Loan to the Borrower or to issue a Letter of Credit is subject to the conditions precedent that the Agent shall have received , in form and substance satisfactory to the Agent and its counsel and (except for the Notes) in sufficient copies for each Bank:

3.1.1. Notes. The Note of each Bank duly executed by the Borrower;

3.1.2. Evidence of all corporate action by the Borrower. Certified (as of the date of this Agreement) copies of all corporate action taken by the Borrower, including resolutions of its Board of Directors, authorizing the execution, delivery, and performance of the Loan Documents to which it is a party and each other document to be delivered pursuant to this Agreement;

3.1.3. Borrower organizational documents. A certified copy of Borrower’s Articles of Organization, and a copy of Borrower’s Bylaws, with any amendments or modifications thereto.

3.1.4. Incumbency and signature certificate of Borrower. A certificate (dated as of the date of this Agreement) of the Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign the Loan Documents to which it is a party and the other documents to be delivered by the Borrower under this Agreement;

3.1.5. Opinion of counsel for Borrower. A favorable opinion of counsel for the Borrower, in substantially the form of Schedule “3.1.5”, and as to such other matters as the Bank may reasonably request;

3.1.6. Guaranty. A Guaranty duly executed by each Guarantor;

3.1.7. Evidence of all corporate action by Guarantor. Certified (as of the date of this Agreement) copies of all corporate action taken by each Guarantor, including resolutions of its Board of Directors, authorizing the execution, delivery, and performance of the Guaranty;

3.1.8. Guarantor organizational documents. A certified copy of each Guarantor’s Articles of Organization, and a copy of each Guarantor’s Bylaws, with any amendments or modifications thereto.

3.1.9. Incumbency and signature certificate of Guarantor. A certificate (dated as of the date of this Agreement) of the Secretary of each Guarantor certifying the names and true signatures of the officers of the Guarantor authorized to sign the Guaranty;

3.1.10. Opinion of counsel for Guarantor. A favorable opinion of counsel for the Guarantor, in substantially the form of Schedule “3.1.10”, and as to such other matters as any Bank may reasonably request (provided, that the form of the opinions relating to the Guarantor and the Borrower may, at Borrower’s option, be included in one instrument); and

3.1.11. Related proceedings. The Prudential Agreement, as amended, shall be in full force and effect.

3.1.12. Additional items. Additional documents or certificates with respect to legal matters or corporate or other proceedings related to the transactions contemplated hereby as may be reasonably requested by the Agent or the Banks.

3.1.13. Fee. Borrower shall pay Agent any additional costs expenses and fees set forth in the letter agreement of even date between Borrower and Agent.

3.2. Conditions Precedent to All Loans. The obligation of each Bank to make each Revolving Credit Loan (including the initial Revolving Credit Loan) and of the Agent to issue any Letter of Credit shall be subject to the further conditions precedent that on the date of such Loan or issuance of such Letter of Credit:

3.2.1. The following statements shall be true and the Agent shall have received a certificate signed by a duly Authorized Officer of Borrower dated the date of such Revolving Credit Loan, stating that:

(a) The representations and warranties contained in Section 4 of this Agreement, and in the Guaranty are correct on and as of the date of such Loans as though made on and as of such date; and

(b) No Default or Matured Default has occurred and is continuing, or would result from such Loans; and

3.2.2. The Agent shall have received such other approvals, opinions, or documents as any Bank through the Agent may reasonably request.

4. REPRESENTATIONS AND WARRANTIES

The Borrower represents, covenants and warrants as follows (all references to “Subsidiary” and "Subsidiaries” in this Section 4 shall be deemed omitted if the Borrower has no Subsidiaries at the time the representations herein are made and repeated):

4.1. Organization The Borrower is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware, each Subsidiary is duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized, and the Borrower has and each Subsidiary has the power to own its respective property and to carry on its respective business as now being conducted. The execution, delivery and performance by the Borrower of this Agreement and the Notes are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate action.

4.2. Financial Statements. The Borrower has furnished to Agent the following financial statements, certified by a principal financial officer of the Borrower: (i) a consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, in each of the two fiscal years of the Borrower most recently completed prior to the date as of which this representation is made or repeated (other than fiscal years completed within 90 days prior to such date for which audited financial statements have not been released) and consolidated statements of income, cash flows and a consolidated statement of shareholders’ equity of the Borrower and its Subsidiaries for each such year, all reported on by KPMG LLP or another nationally recognized public accounting firm (for periods on and after December 31, 2006); and (ii) a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of the quarterly period (if any) most recently completed prior to such date and after the end of such fiscal year (other than quarterly periods completed within 45 days prior to such date for which financial statements have not been released) and the comparable quarterly period in the preceding fiscal year and consolidated statements of income, cash flows and a consolidated statement of shareholders’ equity for the periods from the beginning of the fiscal years in which such quarterly periods are included to the end of such quarterly periods, prepared by the Borrower. Such financial statements (including any related schedules and/or notes) are true and correct in all material respects (subject, as to interim statements, to changes resulting from audits and year-end adjustments), have been prepared in accordance with GAAP consistently followed throughout the periods involved and show all liabilities, direct and contingent, of the Borrower and its Subsidiaries required to be shown in accordance with such principles. The balance sheets fairly present the condition of the Borrower and its Subsidiaries as at the dates thereof, and the statements of income, cash flows and stockholders’ equity fairly present the results of the operations of the Borrower and its Subsidiaries and their cash flows for the periods indicated. There has been no material adverse change in the business, property or assets, condition (financial or otherwise) operations or prospects of the Borrower and its Subsidiaries taken as a whole since the end of the most recent fiscal year for which such audited financial statements have been furnished.

4.3. Actions Pending. Except as set forth in the filings made by the Borrower with the SEC, there is no action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries, or any properties or rights of the Borrower or any of its Subsidiaries, by or before any court, arbitrator or administrative or governmental body which might result in any material adverse change in the business, property or assets, condition (financial or otherwise) or operations of the Borrower and its Subsidiaries taken as a whole. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries which purports to affect the validity or enforceability of this Agreement or any Note.

4.4. Outstanding Indebtedness. Neither the Borrower nor any of its Subsidiaries has outstanding any Indebtedness except as permitted by Section 7.2. There exists no default under the provisions of any instrument evidencing such Indebtedness or of any agreement relating thereto.

4.5. Title to Properties. The Borrower has and each of its Subsidiaries has good title to its respective real properties (other than properties which it leases) and good title to all of its other respective properties and assets, including the properties and assets reflected in the most recent audited balance sheet referred to in Section 4.2 (other than properties and assets disposed of in the ordinary course of business), subject to (a) no Lien of any kind except Liens permitted by Section 7.1 or (b) any interests which could materially adversely affect the intended use of such properties. All leases necessary in any material respect for the conduct of the respective businesses of the Borrower and its Subsidiaries are valid and subsisting and are in full force and effect.

4.6. Taxes. The Borrower has and each of its Subsidiaries has filed all federal, state and other income tax returns which, to the best knowledge of the officers of the Borrower and its Subsidiaries, are required to be filed, and each has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due, except such taxes as are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP.

4.7. Conflicting Agreements and Other Matters. Neither the Borrower nor any of its Subsidiaries is a party to any contract or agreement or subject to any charter or other corporate restriction which materially and adversely affects its business, property or assets, condition (financial or otherwise) or operations. Neither the execution nor delivery of this Agreement or the Notes, nor fulfillment of nor compliance with the terms and provisions hereof and of the Notes will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Borrower or any of its Subsidiaries pursuant to, the charter or by-laws of the Borrower or any of its Subsidiaries, any award of any arbitrator or any agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which the Borrower or any of its Subsidiaries is subject. Neither the Borrower nor any of its Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Borrower or such Subsidiary, any agreement relating thereto or any other contract or agreement (including its charter) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Borrower of the type to be evidenced by the Notes except as set forth in the agreements listed in Schedule “4.7” attached hereto.

4.8. Offering of Notes. Neither the Borrower nor any agent acting on its behalf has, directly or indirectly, offered the Notes or any similar security of the Borrower for sale to, or solicited any offers to buy the Notes or any similar security of the Borrower from, or otherwise approached or negotiated with respect thereto with, any Person other than institutional investors, and neither the Borrower nor any agent acting on its behalf has taken or will take any action which would subject the issuance or sale of the Notes to the provisions of Section 5 of the Securities Act or to the provisions of any securities or Blue Sky law of any applicable jurisdiction.

4.9. Use of Proceeds. in addition to the permitted uses set forth in Section 2.14, none of the proceeds of the Notes will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any “margin stock” as defined in Regulation U (12 CFR Part 221) of the Board of Governors of the Federal Reserve System (“margin stock”) or for the purpose of maintaining, reducing or retiring any Indebtedness which was originally incurred to purchase or carry any stock that is then currently a margin stock. Neither the Borrower nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or the Notes to violate Regulation T, Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act, in each case as in effect now or as the same may hereafter be in effect.

4.10. ERISA. No accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan (other than a Multiemployer Plan). No liability to the PBGC has been or is expected by the Borrower or any ERISA Affiliate to be incurred with respect to any Plan (other than a Multiemployer Plan) by the Borrower, any Subsidiary or any ERISA Affiliate which is or would be materially adverse to the business, property or assets, condition (financial or otherwise) or operations of the Borrower and its Subsidiaries taken as a whole. Neither the Borrower, any Subsidiary nor any ERISA Affiliate has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan which is or would be materially adverse to the business, property or assets, condition (financial or otherwise) or operations of the Borrower and its Subsidiaries taken as a whole. The execution and delivery of this Agreement and the issuance of the Notes will be exempt from or will not involve any transaction which is subject to the prohibitions of section 406 of ERISA and will not involve any transaction in connection with which a penalty could be imposed under section 502(i) of ERISA or a tax could be imposed pursuant to section 4975 of the Code.

4.11. Governmental Consent. Neither the nature of the Borrower or of any Subsidiary, nor any of their respective businesses or properties, nor any relationship between the Borrower or any Subsidiary and any other Person, nor any circumstance in connection with the delivery of the Notes is such as to require any authorization, consent, approval, exemption or any action by or notice to or filing with any court or administrative or governmental or regulatory body in connection with the execution and delivery of this Agreement, the delivery of the Notes or fulfillment of or compliance with the terms and provisions hereof or of the Notes.

4.12. Environmental Compliance. The Borrower and its Subsidiaries and all of their respective properties and facilities have complied at all times and in all respects with all federal, state, local and regional statutes, laws, ordinances and judicial or administrative orders, judgments, rulings and regulations relating to protection of the environment except, in any such case, where failure to comply could not result in a material adverse effect on the business, condition (financial or otherwise) or operations of the Borrower and its Subsidiaries taken as a whole.

4.13. Utility Borrower Status. Neither the Borrower nor any Subsidiary is a (i) “holding company,” a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended or (ii) public utility within the meaning of the Federal Power Act, as amended.

4.14. Investment Company Status. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended.

4.15. Disclosure. Neither this Agreement nor any other document, certificate or statement furnished to the Banks by or on behalf of the Borrower in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact peculiar to the Borrower or any of its Subsidiaries which materially adversely affects or in the future may (so far as the Borrower can now foresee) materially adversely affect the business, property or assets, condition (financial or otherwise) or operations of the Borrower or any of its Subsidiaries and which has not been set forth in this Agreement.

4.16. Hostile Tender Offers. None of the proceeds of any Notes will be used to finance a Hostile Tender Offer.

4.17. Interstate Commerce Act. Neither the Borrower nor any Subsidiary is a “rail carrier” or a person controlled by or affiliated with a “rail carrier” within the meaning of Title 49, U.S.C., and the Borrower is not a “carrier” to which 49 U.S.C. Section 11301(b)(1) is applicable.

5. AFFIRMATIVE COVENANTS

So long as any Note is outstanding and unpaid, the Borrower covenants as follows:

5.1. Financial Statements; Notice of Defaults. The Borrower will deliver to Agent:

5.1.1. as soon as practicable and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year (or, if earlier, such date as the Borrower is required to file a Quarterly Report on Form 10-Q with the SEC), consolidating and consolidated statements of income, cash flows and shareholders’ equity of the Borrower and its Subsidiaries for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidating and a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and certified by an authorized financial officer of the Borrower, subject to changes resulting from year-end adjustments; provided, however, that delivery pursuant to clause (3) below of copies of the Quarterly Report on Form 10-Q of the Borrower for such quarterly period filed with the SEC shall be deemed to satisfy the requirements of this clause (1) with respect to consolidated financial statements so long as such statements contained in such Quarterly Report on Form 10-Q are prepared in accordance with then current SEC and GAAP standards;

5.1.2. as soon as practicable and in any event within 120 days after the end of each fiscal year (or, if earlier, such date as the Borrower is required to file an Annual Report on Form 10-K with the SEC), consolidating and consolidated statements of income, cash flows and shareholders’ equity of the Borrower and its Subsidiaries for such year, and a consolidating and consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in reasonable detail and satisfactory in form to the Majority Bank(s) and, as to the consolidated statements, reported on by independent public accountants of recognized national standing selected by the Borrower whose report shall be without limitation as to scope of the audit and satisfactory in substance to the Majority Bank(s) and, as to the consolidating statements, certified by an authorized financial officer of the Borrower; provided, however, that delivery pursuant to clause (3) below of copies of the Annual Report on Form 10-K of the Borrower for such fiscal year filed with the SEC shall be deemed to satisfy the requirements of this clause (2) with respect to consolidated financial statements so long as such statements contained in such Annual Report on Form 10-K are prepared in accordance with then current SEC and GAAP standards;

5.1.3. promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as it shall send to its public stockholders and copies of all registration statements (without exhibits) and all reports which it files with the SEC;

5.1.4. promptly upon receipt thereof, a copy of each other report submitted to the Borrower or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any Subsidiary;

5.1.5. no later than February of each year, a copy of the annual operating budget of Borrower and its Subsidiaries; and

5.1.6. with reasonable promptness, such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as such holder may reasonably request.

Together with each delivery of financial statements required by Sections 5.1 and 5.2 above, the Borrower will deliver to Agent an Officer’s Certificate demonstrating (with computations in reasonable detail) compliance by the Borrower and its Subsidiaries with the provisions of Section 6.1 hereof and stating that there exists no Default or Matured Default, or, if any Default or Matured Default exists, specifying the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto. Together with each delivery of financial statements required by Section 5.2 above, the Borrower will deliver to Agent a certificate of such accountants stating that, in making the audit necessary for their report on such financial statements, they have obtained no knowledge of any Default or Matured Default, or, if they have obtained knowledge of any Default or Matured Default, specifying the nature and period of existence thereof. Such accountants, however, shall not be liable to anyone by reason of their failure to obtain knowledge of any Default or Matured Default which would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards.

The Borrower also covenants that immediately after any Responsible Officer obtains knowledge of a Default or Matured Default, it will deliver to Agent an Officer’s Certificate specifying the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto.

5.2. Inspection of Property. The Borrower will permit any Person designated by any Bank in writing, at such Bank’s expense if no Default or Matured Default exists and at the Borrower’s expense if a Default or Matured Default does exist, to visit and inspect any of the properties of the Borrower and its Subsidiaries, to examine the corporate books and financial records of the Borrower and its Subsidiaries and make copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of any of such corporations with the principal officers of the Borrower and its independent public accountants, all at such reasonable times and as often as Banks may reasonably request.

5.3. Covenant to Secure Notes Equally. The Borrower will, if it or any Subsidiary shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than, with respect to Indebtedness permitted under Section 7.2 (i) Liens affecting assets of a company acquired by Borrower or one of its Subsidiaries (which Liens must be released and the debt secured thereby extinguished within forty-five (45) days of the acquisition closing date), and (ii) Liens permitted by the provisions of Section 7.1 (unless prior written consent of all the Banks to the creation or assumption thereof shall have been obtained), make or cause to be made effective provision whereby the Notes will be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured so long as any such other Indebtedness shall be so secured. Notwithstanding the above, in the event, and each time, Borrower or one of its Subsidiaries acquires one hundred percent (100%) of the outstanding stock of an entity (or entities) (each a “Target”) which operates a primary line of business within Borrower’s core industry, the indebtedness of such Target assumed as a result of such acquisition, and Liens affecting the assets of such Target and securing such indebtedness, may be maintained and remain in effect for a period of time not beyond the existing maturity date of such indebtedness; provided, however, that the aggregate amount of assumed indebtedness from all Targets shall not exceed $25,000,000 at any one time outstanding.

5.4. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Safety Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the business, condition (financial or otherwise), operations or prospects of the Borrower and its Subsidiaries taken as a whole.

5.5. Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated; and upon the written request of Agent, Borrower promptly shall deliver evidence thereof to Agent .

5.6. Maintenance of Existence. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its corporate existence, material rights, licenses, permits and franchises; provided that nothing in this Section 5.6 shall prevent the abandonment or termination of the existence of any Subsidiary, or the rights or franchises of any Subsidiary or the Borrower if such abandonment or termination would not have a material adverse effect upon the business, condition (financial or otherwise) operations or prospects of the Borrower and its Subsidiaries taken as a whole.

5.7. Maintenance of Property. The Borrower will, and will cause each of its Subsidiaries to, at all times maintain and preserve all property used or useful in its business in good working order and condition, and from time to time make, or cause to be made, all needful and proper repairs, renewals and replacements thereto, so that the business carried on in connection therewith may be properly conducted at all times, except to the extent that the failure to do so would not have a material adverse effect upon the business, condition (financial or otherwise), operations or prospects of the Borrower and its Subsidiaries taken as a whole.

5.8. Payment of Taxes. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, prior to the time penalties would attach thereto, as well as lawful claims for labor, materials and supplies or otherwise which, if unpaid, might become a Lien or charge upon such properties or any part thereof; provided, however, that neither the Borrower nor any Subsidiary shall be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be subject to an active challenge or contest initiated in good faith for which adequate reserves have been established in accordance with GAAP.

5.9. Parity with Other Indebtedness. The Borrower will, and will cause its Subsidiaries to, execute all such documents and take all such reasonable actions as the Majority Banks may reasonably request in order to assure that at all times (i) the Notes shall rank in right of payment senior to or pari passu with all other Indebtedness of the Borrower and (ii) each Guarantor’s guaranty obligations under the Guaranty Agreement in respect of the Notes shall rank in right of payment senior to or pari passu with all other Indebtedness of such Subsidiary Guarantor. Notwithstanding the above, the requirements of this Section 5.9 shall not apply to indebtedness of a Target assumed by Borrower or one of its Subsidiaries, as allowed under Section 5.3 hereof.

5.10. ERISA. The Borrower covenants that it and each of its Subsidiaries will deliver to Agent promptly and in any event within 10 days after it knows or has reason to know of the occurrence of any event of the type specified in Section 8.1.14 notice of such event and the likely impact on the Borrower and its Subsidiaries. In the event it or any Subsidiary have participated, now participates or will participate in any Plan or Multiemployer Plan, the Borrower covenants that it and any such Subsidiary will deliver to Agent: (i) promptly and in any event within 10 days after it knows or has reason to know of the occurrence of a Reportable Event with respect to a Plan, a copy of any materials required to be filed with the PBGC with respect to such Reportable Event, together with a statement of the chief financial officer of the Borrower setting forth details as to such Reportable Event and the action which the Borrower proposes to take with respect thereto; (ii) at least 10 days prior to the filing by any plan administrator of a Plan of a notice of intent to terminate such Plan, a copy of such notice; (iii) promptly upon the reasonable request of Agent, and in no event more than 10 days after such request, copies of each annual report on Form 5500 that is filed with the Internal Revenue Service, together with certified financial statements for the Plan (if any) as of the end of such year and actuarial statements on Schedule B to such Form 5500; (iv) promptly and in any event within 10 days after it knows or has reason to know of any event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, a statement of the chief financial officer of the Borrower describing such event or condition; (v) promptly and in no event more than 10 days after its or any ERISA Affiliate’s receipt thereof, the notice concerning the imposition of any withdrawal liability under section 4202 of ERISA; and (vi) promptly after receipt thereof, a copy of any notice the Borrower or any ERISA Affiliate may receive from the PBGC or the Internal Revenue Service with respect to any Plan or Multiemployer Plan; provided, however, that this Section 5.10 shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service.

5.11. Environmental Covenants.

5.11.1. The Borrower will maintain an environmental management system that is designed (A) to monitor the Borrower’s and its Subsidiaries’ compliance with Environmental and Safety Laws, and (B) to minimize the Borrower’s and its Subsidiaries’ exposure to liabilities under Environmental and Safety Laws, including, but not limited to, the Borrower’s and its Subsidiaries’ exposure to liabilities under contracts or agreements with its customers or partners. In addition, the environmental management system shall ensure that the Borrower’s and its Subsidiaries’ potential exposures to liabilities under Environmental and Safety Laws are adequately insured against pursuant to Section 5.5.

5.11.2. The Borrower will immediately notify Agent of and provide Agent with copies of any notifications of violations or notifications of discharges or releases or threatened releases or discharges of a Hazardous Materials on, upon, into or from any property of the Borrower or any Subsidiary, or any property where the Borrower or its Subsidiaries is conducting operations, which are received or are given or required to be given by or on behalf of the Borrower or any of its Subsidiaries to any federal, state or local governmental agency or authority if any of the foregoing may materially and adversely affect the Borrower or any of its Subsidiaries. Copies of such notifications shall be delivered to Agent at the same time as they are delivered to the governmental agency or authority.

5.11.3. The Borrower further agrees promptly to undertake and pursue diligently to completion, or to cause its Subsidiaries to undertake and pursue diligently to completion, any appropriate and legally required remedial containment and cleanup action in the event of any release or discharge or threatened release or discharge of a Hazardous Substance on, upon, into or from any property of the Borrower or any Subsidiary.

5.11.4. At all times, the Borrower will maintain and retain, or cause its Subsidiaries to maintain and retain, complete and accurate records of all releases, discharges or other disposal of Hazardous Substances on, onto, into or from (A) any property of the Borrower or any Subsidiary, or (B) any property on or adjacent to which the Borrower or any of its Subsidiaries conducts operations (“Third Party Property”) if such releases, discharges, or other disposal on Third Party Properties is caused by the Borrower or any of its Subsidiaries or any Person under their control or acting on their behalf.

5.12. Most Favored Lender Status. The Borrower will not amend the Prudential Agreement to include one or more Additional Covenants or Additional Defaults, unless prior written consent to such amendment shall have been obtained from all Banks; provided, however, in the event that the Borrower or any Subsidiary shall enter into, assume or otherwise become bound by or obligated under any such agreement without prior written consent of all Banks, the terms of this Agreement shall, without any further action on the part of the Borrower, the Banks or the Agent, be deemed to be amended automatically to include each Additional Covenant and each Additional Default contained in such agreement; provided, that Agent and Banks acknowledge that the Prudential Agreement contains or may contain financial covenants other than those set forth in Section 6., and with respect thereto, such other financial covenants shall not be made a part hereof . The Borrower further covenants to promptly execute and deliver at its expense (including the reasonable fees and expenses of counsel for the Banks and the Agent) an amendment to this Agreement in form and content satisfactory to the Banks evidencing the amendment of this Agreement to include such Additional Covenants and Additional Defaults, provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this paragraph 5.12, but shall merely be for the convenience of the parties hereto.

6. FINANCIAL COVENANTS

So long as any Note or other amount due hereunder is outstanding and unpaid, the Borrower covenants as follows:

6.1. Financial Covenants. The following financial covenants shall be tested quarterly and calculated on a consolidated basis for the trailing twelve (12) month period from the determination date.

6.1.1. Fixed Charge Coverage Ratio. The Borrower must maintain a Fixed Charge Coverage Ratio greater than or equal to 1.10 to 1.00.

6.1.2. Leverage Ratio. The Borrower must maintain a Leverage Ratio less than or equal to 3.25 to 1.00.

6.1.3. Adjusted Leverage Ratio. The Borrower must maintain an Adjusted Leverage Ratio less than or equal to 3.75 to 1.00.

7. NEGATIVE COVENANTS

7.1. Liens, Indebtedness, and Other Restrictions.

7.1.1. Liens. The Borrower will not and will not permit any Subsidiary to create, assume or suffer to exist any Lien upon any of its properties or assets, whether now owned or hereafter acquired, or any income, participation, royalty or profits therefrom (whether or not provision is made for the equal and ratable securing of the Notes in accordance with the provisions of Section 5.3), except

(a) Liens for taxes, assessments or other governmental levies or charges not yet due or which are being contested in good faith by the Borrower or any Subsidiary for which adequate reserves have been taken in accordance with GAAP;

(b) statutory Liens of landlords and Liens of carriers, contractors, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due or are being contested in good faith by the Borrower or any Subsidiary for which adequate reserves have been taken in accordance with GAAP;

(c) Liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to the Borrower or a Wholly Owned Subsidiary;

(d) Liens (other than any Lien imposed by ERISA) incurred, or deposits made, in the ordinary course of business (A) in connection with workers’ compensation, unemployment insurance, old age benefit and other types of social security, (B) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance bonds, purchase, construction, government or sales contracts and other similar obligations or (C) otherwise to satisfy statutory or legal obligations; provided that in each such case such Liens (1) were not incurred or made in connection with the incurrence or maintenance of Indebtedness, the borrowing of money, the obtaining of advances or credit, and (2) do not in the aggregate materially detract from the value of the property or assets so encumbered or materially impair the use thereof in the operation of its business;

(e) Liens in existence on the date hereof as set forth on Schedule “7.1.1(e)” hereto; and

(f) any attachment or judgment Lien with respect to an obligation in excess of $3,500,000, unless the judgment it secures shall, within sixty (60) days after the entry thereof, have been discharged or execution thereof stayed pending appeal.

7.2. Debt. The Borrower will not and will not permit any Subsidiary to create, incur, assume or suffer to exist any Indebtedness, except:

7.2.1. Indebtedness of any Subsidiary to the Borrower or a Wholly Owned Subsidiary;

7.2.2. Indebtedness of any Guarantor under the Guaranty Agreement;

7.2.3. Indebtedness of any Guarantor under any Noteholder Guaranties defined in the Prudential Agreement, so long as the Sharing Agreement dated September 20,2002, as amended from time to time, by and among Prudential Investment Management, Inc., Agent, Banks and the other parties thereto is in effect,;

7.2.4. obligations of Borrower under this Agreement, the Prudential Agreement, the Prudential Term Notes, the Subordinated Debt, the Rental Obligations and other Indebtedness not to exceed $25,000,000 (in addition to the contemplated $25,000,000 increase under the Prudential Agreement) in the aggregate; and

7.2.5. Indebtedness described on Schedule “7.2.5” hereto.

7.3. Loans, Advances and Investments. The Borrower will not and will not permit any Subsidiary to make or permit to remain outstanding any loan or advance to, or extend credit other than credit extended in the normal course of business to any Person who is not an Affiliate of the Borrower to, or own, purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, or commit to do any of the foregoing, (all of the foregoing collectively being “Investments”), except:

7.3.1. investments in, and loans or advances to, any Wholly Owned Subsidiary;

7.3.2. stock, obligations or other securities of, or capital contributions to, a Wholly Owned Subsidiary or a corporation which immediately after the purchase or acquisition of such stock, obligations or other securities will be a Wholly Owned Subsidiary;

7.3.3. obligations backed by the full faith and credit of the United States Government (whether issued by the United States Government or an agency thereof), and obligations guaranteed by the United States Government, in each case which mature within one year from the date acquired;

7.3.4. demand and time deposits with, or certificates of deposit issued by, any commercial bank or trust company (A) organized under the laws of the United States or any of its states or having branch offices therein, (B) having equity capital in excess of $250,000,000 and (C) which issues either (1) senior debt securities rated A or better by S&P, or by Moody’s or (2) commercial paper rated A-1 by S&P or Prime-1 by Moody’s, in each case payable in the United States in United States dollars, in each case which mature within one year from the date acquired;

7.3.5. readily marketable commercial paper rated as A-1 or better by S&P or Prime-1 or better by Moody’s (or, in either case, an equivalent rating from another nationally recognized credit rating agency) and maturing not more than 270 days from the date acquired;

7.3.6. bonds, debentures, notes or similar debt instruments issued by a state or municipality given a “AA” rating or better by S&P or an equivalent rating by another nationally recognized credit rating agency and maturing not more than one year from the date acquired;

7.3.7. negotiable instruments endorsed for collection in the ordinary course of business;

7.3.8. other investments not to exceed $3,000,000 (in addition to short term investment of cash on hand from time to time in the Borrower’s operating account) in the aggregate for reasonable business purposes;

7.3.9. the repurchase of shares of common stock of Borrower. Repurchases made prior to the date of this Agreement will be excluded from the Fixed Charge Coverage Ratio. Repurchases made subsequent to the date of this Agreement up to the aggregate amount of $50,000,000 will also be excluded from the Fixed Charge Coverage Ratio calculation, provided that (i) Borrower’s pro forma Leverage Ratio following the repurchase shall be less than or equal to 2.75 to 1.00, (ii) Borrower’s pro forma Adjusted Leverage Ratio following the repurchase shall be less than or equal to 3.25 to 1.00, and (iii) Borrower’s pro forma Available Liquidity following the repurchase shall be greater than or equal to $30,000,000.; and

7.3.10. the Permitted Acquisitions.

Notwithstanding the foregoing, no Subsidiary shall acquire any stock, obligations or securities of, the Borrower, except as a result of participant directed investments in the Subsidiaries nonqualified capital accumulation plans.

7.4. Sale of Stock and Indebtedness of Subsidiaries. The Borrower will not and will not permit any Subsidiary to sell or otherwise dispose of, or part with control of, any shares of stock or Indebtedness of any Subsidiary, except (i) to the Borrower or a Wholly Owned Subsidiary or (ii) that all shares of stock and Indebtedness of any Subsidiary at the time owned by or owed to the Borrower and all Subsidiaries may be sold as an entirety for a cash consideration which represents the fair value (as determined in good faith by the Board of Directors of the Borrower) at the time of sale of the shares of stock and Indebtedness so sold; provided that (A) such sale or other disposition is treated as a Transfer of assets of such Subsidiary and is permitted by Section 7.6 and (B) at the time of such sale, such Subsidiary shall not own, directly or indirectly, any shares of stock or Indebtedness of any other Subsidiary (unless all of the shares of stock and Indebtedness of such other Subsidiary owned, directly or indirectly, by the Borrower and all Subsidiaries are simultaneously being sold as permitted by this Section 7.4).

7.5. Merger and Consolidation; Subsidiaries. The Borrower will not and will not permit any Subsidiary to merge or consolidate with or into any other Person, except that:

7.5.1. any Subsidiary may merge or consolidate with or into the Borrower provided that the Borrower is the continuing or surviving corporation;

7.5.2. any Subsidiary may merge or consolidate with or into a Wholly Owned Subsidiary provided that such Wholly Owned Subsidiary is the continuing or surviving corporation;

7.5.3. the Borrower may consolidate or merge with any other corporation if (A) the Borrower is the continuing or surviving corporation and is a solvent corporation duly organized and existing under the laws of any state of the United States of America, or the District of Columbia, with substantially all of its assets located and substantially all of its operations conducted within the United States of America, and such continuing or surviving corporation expressly assumes, by a written agreement satisfactory in form and substance to the Majority Banks (which agreement may require, in connection with such assumption, the delivery of such opinions of counsel as the Majority Banks may require), the obligations of the Borrower under this Agreement and the Notes, including all covenants herein and therein contained, and such successor or acquiring entity shall succeed to and be substituted for the Borrower with the same effect as if it had been named herein as a party hereto, provided, however, that no such sale shall release the Borrower from any of its obligations and liabilities under this Agreement or the Notes unless such sale is followed by the complete liquidation of the Borrower and substantially all the assets of the Borrower immediately following such sale are distributed to the successor or acquiring entity in such liquidation, (B) no Default or Matured Default exists before or after such merger or consolidation, (C) the Tangible Net Worth of the surviving corporation is at least as great as the Tangible Net Worth of the Borrower immediately prior to such merger or consolidation and (D) the core managers of Borrower or the merging Subsidiary prior to the merger shall be the core managers of the continuing or surviving entity;

7.5.4. any Subsidiary may merge or consolidate with any other corporation, provided that, immediately after giving effect to such merger or consolidation (a) a Wholly Owned Subsidiary shall be the continuing or surviving corporation and (b) no Default or Matured Default exists before or after such merger or consolidation and (c) the Tangible Net Worth of the Borrower following the merger or consolidation is at least as great as the Tangible Net Worth of the Borrower immediately prior to such merger or consolidation; and

7.5.5. Notwithstanding anything to the contrary in this Section 7.5, any surviving or newly acquired or created Subsidiary or Wholly Owned Subsidiary shall continue to be or shall become a guarantor hereunder at the time of consummation of the merger or consolidation or acquisition of such Subsidiary.

7.6. Transfer of Assets. The Borrower will not and will not permit any Subsidiary to Transfer, or agree or otherwise commit to Transfer, any of its assets except that:

7.6.1. any Subsidiary may Transfer assets to the Borrower or a Wholly Owned Subsidiary;

7.6.2. the Borrower or any Subsidiary may sell inventory in the ordinary course of business; and

7.6.3. the Borrower or any Subsidiary may otherwise Transfer assets, provided that after giving effect thereto (A) the aggregate value of any assets Transferred in any period of 12 consecutive months does not exceed 5% of Tangible Assets as of the end of the fiscal quarter immediately preceding such Transfer; provided however that the aggregate amount of sales proceeds which are reinvested within 90 days in similar assets within the United States that are not subject to Liens for borrowed money (before or after acquisition) will be deducted in determining this 5% limit and (B) the aggregate value of assets Transferred (including the proceeds of any assets sold which have not been reinvested as provided in clause (A)) from date of Closing shall not exceed 25% of the Consolidated Tangible Assets determined at any time by aggregating the dollar value of all sales as of such time as a percentage of Consolidated Tangible Assets as of the end of the fiscal quarter ended immediately prior to such time.

7.7. Sale and Lease-Back. The Borrower will not and will not permit any Subsidiary to enter into any arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by the Borrower or any Subsidiary of real or personal property which has been or is to be Transferred by the Borrower or any Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or rental obligations of the Borrower or any Subsidiary, except for the sale and concurrent lease (pursuant to an Operating Lease) of any property acquired by the Borrower or its Subsidiaries after the date hereof, which sale and lease transaction is consummated within ninety (90) days of such acquisition.

7.8. Sale or Discount of Receivables. The Borrower will not and will not permit any Subsidiary to sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable.

7.9. Related Party Transactions. The Borrower will not and will not permit any Subsidiary to directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, in the ordinary course of business or otherwise any Related Party except in the ordinary course of business and upon terms that are no less favorable to the Borrower or such Subsidiary, as the case may be, than those that could be obtained in an arm’s-length transaction with an unrelated third party; provided that the foregoing shall not apply to any transaction between (A) the Borrower and any Wholly Owned Subsidiary or between Wholly Owned Subsidiaries and (B) sales to, or purchases from, any such Related Party of shares of common stock for cash consideration equal to the fair market value thereof (except pursuant to employee stock option, stock appreciation and similar stock-based incentive plans applicable to employees of the Borrower that have been approved by a majority of the Borrower’s outside directors).

7.10. Issuance of Stock by Subsidiaries. The Borrower will not permit any Subsidiary (either directly, or indirectly by the issuance of rights or options for, or securities convertible into, such shares) to issue, sell or dispose of any shares of its stock of any class except (i) for directors’ qualifying shares or other shares issued to comply with local ownership legal requirements (but not in excess of the minimum number of shares necessary to satisfy such requirement), (ii) to the Borrower or a Wholly Owned Subsidiary.

7.11. Subsidiary Restrictions. The Borrower will not and will not permit any Subsidiary to enter into, or be otherwise subject to, any contract, agreement or other binding obligation that directly or indirectly limits the amount of, or otherwise restricts (i) the payment to the Borrower of dividends or other redemptions or distributions with respect to its capital stock by any Subsidiary, (ii) the repayment to the Borrower by any Subsidiary of intercompany loans or advances, or (iii) other intercompany transfers to the Borrower of property or other assets by Subsidiaries.

7.12. Change of Business. The Borrower will not change, and will not permit any Subsidiary to change, in any material respect the nature of its business or operations from the business conducted by the Borrower and its Subsidiaries on the date hereof and will not engage, and will not permit any Subsidiary to engage directly or indirectly in any material business activity, or purchase or otherwise acquire any material property, in either case not directly related to the conduct of its business or operations as presently carried on.

7.13. Dividends. Borrower shall not declare nor pay any dividend on any class of the capital stock of Borrower now or hereafter outstanding, make any distribution of cash or property to holders of any shares of such stock, or make any equity investment in its Subsidiaries.

8. EVENTS OF DEFAULT

8.1. Acceleration. If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

8.1.1. the Borrower defaults in the payment of any principal of any Note when the same shall become due, either by the terms thereof or otherwise as herein provided; or

8.1.2. the Borrower defaults in the payment of any interest on any Note or any fee or expense due under this Agreement for more than three days after the date due; or

8.1.3. the Borrower or any Subsidiary defaults (whether as primary obligor or as guarantor or other surety) in any payment of principal of or interest on any other obligation for money borrowed (or any Capitalized Lease Obligation, any obligation under a conditional sale or other title retention agreement, any obligation issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage or any obligation under notes payable or drafts accepted representing extensions of credit) beyond any period of grace provided with respect thereto, or the Borrower or any Subsidiary fails to perform or observe any other agreement, term or condition contained in any agreement under which any such obligation is created (or if any other event thereunder or under any such agreement shall occur and be continuing) and the effect of such failure or other event is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due (or to be repurchased by the Borrower or any Subsidiary) prior to any stated maturity; provided that the aggregate amount of all obligations as to which such a payment default shall occur and be continuing or such a failure or other event causing or permitting acceleration (or resale to the Borrower or any Subsidiary) shall occur and be continuing exceeds $5,000,000 or the equivalent amount in other currencies; or

8.1.4. any representation or warranty made by the Borrower herein or by the Borrower or any of its officers in any writing furnished in connection with or pursuant to this Agreement shall be false in any material respect on the date as of which made; or

8.1.5. the Borrower fails to perform or observe any term, covenant or agreement contained in Sections 5 or 7, or

8.1.6. the Borrower fails to perform or observe any other term, covenant, agreement or condition contained herein and such failure shall not be remedied within 30 days after Borrower obtains actual knowledge thereof; or

8.1.7. the Borrower or any Subsidiary makes an assignment for the benefit of creditors or is generally not paying its debts as such debts become due; or

8.1.8. any decree or order for relief in respect of the Borrower or any Subsidiary is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect (the “Bankruptcy Law”), of any jurisdiction; or

8.1.9. the Borrower or any Subsidiary petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of the Borrower or any Subsidiary, or of any substantial part of the assets of the Borrower or any Subsidiary, or commences a voluntary case under the Bankruptcy Law of the United States or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Subsidiary) relating to the Borrower or any Subsidiary under the Bankruptcy Law of any other jurisdiction; or

8.1.10. any such petition or application is filed, or any such proceedings are commenced, against the Borrower or any Subsidiary and the Borrower or such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than sixty (60) days; or

8.1.11. any order, judgment or decree is entered in any proceedings against the Borrower decreeing the dissolution of the Borrower and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

8.1.12. any order, judgment or decree is entered in any proceedings against the Borrower or any Subsidiary decreeing a split-up of the Borrower or such Subsidiary which requires the divestiture of assets representing a substantial part, or the divestiture of the stock of a Subsidiary whose assets represent a substantial part, of the consolidated assets of the Borrower and its Subsidiaries (determined in accordance with GAAP) or which requires the divestiture of assets, or stock of a Subsidiary, which shall have contributed a substantial part of the consolidated net income of the Borrower and its Subsidiaries (determined in accordance with GAAP) for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

8.1.13. one or more judgments or orders in an aggregate amount in excess of $5,000,000 is rendered against the Borrower or any Subsidiary and either (i) enforcement proceedings have been commenced by any creditor upon any such judgment or order or (ii) within sixty (60) days after entry thereof, a solvent insurance carrier or carriers have not confirmed in writing that each such judgment is fully insured or such judgment is not discharged or execution thereof stayed pending appeal, or within sixty (60) days after the expiration of any such stay, such judgment is not discharged; or

8.1.14. (A) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (B) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA Section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Borrower or any ERISA Affiliate that a Plan may become a subject of such proceedings, (C) the aggregate “amount of unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $1,000,000, (D) the Borrower or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (E) the Borrower or any ERISA Affiliate withdraws from any Multiemployer Plan which creates an obligation of Borrower in excess of $1,000,000, or (F) the Borrower or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would materially increase the liability of the Borrower or any Subsidiary thereunder; or

8.1.15. any provision of the Guaranty Agreement after delivery thereof under Section 3.1.6 shall for any reason cease to be valid and binding on a Subsidiary Guarantor, or a Subsidiary Guarantor shall so state in writing; or

8.1.16. (i) the failure by the Borrower to pay any Prudential Term Notes when due; (ii) the default by the Borrower in the performance of any term, provision or conditions contained in the Prudential Agreement, or any other event shall occur or condition exist, the effect of which is to cause or permit the holder or holders of the Prudential Term Notes to cause the Prudential Term Notes to become due prior to their stated maturity; or (iii) the Prudential Term Notes shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment or as a result of the sale of an asset securing such prudential Term Notes) prior to the stated maturity thereof.

8.1.17. it shall be determined, at any time and for any reason, that the Subordinated Debt is no longer subordinate to the Loans;

8.1.18. Nonpayment by the Borrower or any Subsidiary of any Rate Management Obligation when due or the breach by the Borrower or any Subsidiary of any term, provision or condition contained in any Rate Management Transaction or any transaction of the type described in the definition of “Rate Management Transactions,” whether or not any Lender or Affiliate of a Lender is a party thereto.

then, and in any such event, the Agent shall at the request of, or may, with the consent of, the Majority Banks, by written notice to the Borrower, (1) declare the Banks’ obligation to make Loans or issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate; (2) declare the outstanding Notes, all interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest, and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by the Borrower; (3) demand that the Borrower immediately pay to the Agent the full amount then available for drawing under each or any Letter of Credit to be held by the Agent as collateral for the Letter of Credit Obligations pursuant to such documentation that the Agent may reasonably request, and the Borrower agrees to immediately make such payment and acknowledges and agrees that the Banks would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Agent, for the benefit of the Banks, shall have the right to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit; and (4) if such an event is an event as specified in clause (8.1.7.), (8.1.8.), (8.1.9.), or (8.1.10.) of this Section 8.1 with respect to the Borrower, all of the Notes at the time outstanding shall automatically become immediately due and payable at par together with interest accrued thereon, if any, with respect to each Note, without presentment, demand, protest or notice of any kind (including, without limitation, notice of intent to accelerate and notice of acceleration of maturity), all of which are hereby waived by the Borrower.

Upon the occurrence and during the continuance of any Matured Default, each Bank is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or the Bank’s Note or any other Loan Document, irrespective of whether or not the Agent or such Bank shall have made any demand under this Agreement or such Bank’s Note or such other Loan Document and although such obligations may be unmatured. Each Bank agrees promptly to notify the Borrower (with a copy to the Agent) after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Bank under this Section 8.1 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which each such Bank may have.

8.2. Other Remedies. If any Default or Matured Default shall occur and be continuing, each Bank may proceed to protect and enforce its rights under this Agreement and the Notes by exercising such remedies as are available to such Bank in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement. No remedy conferred in this Agreement upon any Bank is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

9. AGENCY PROVISIONS

9.1. Authorization and Action. Each Bank hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The duties of the Agent shall be mechanical and administrative in nature and the Agent shall not by reason of this Agreement be a trustee or fiduciary for any Bank. The Agent shall have no duties or responsibilities except those expressly set forth herein. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or so refraining from acting) upon the instructions of the Majority Banks, and such instructions shall be binding upon all Banks and all holders of Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law.

9.2. Liability of Agent. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement in the absence of its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent (1) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (2) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts; (3) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties, or representations made in or in connection with this Agreement; (4) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants, or conditions of this Agreement on the part of the Borrower, or to inspect the property (including the books and records) of the Borrower; (5) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, perfection, sufficiency, or value of this Agreement or any other instrument or document furnished pursuant thereto; and (6) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate, or other instrument or writing (which may be sent by telegram, telex, or facsimile transmission) believed by it to be genuine and signed or sent by the proper party or parties.

9.3. Rights of Agent as a Bank. With respect to its Commitment, the Loans made by it and the Note issued to it, the Agent shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent; and the term “Bank” or “Banks” shall, unless otherwise expressly indicated, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any Subsidiary, all as if the Agent were not the Agent and without any duty to account therefor to the Banks.

9.4. Independent Credit Decisions. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Except for notices, reports and other documents and information expressly required to be furnished to the Agent by the Borrower or Guarantor hereunder or under any other Loan Document (each of which Agent shall promptly upon receipt provide to each Bank), the Agent shall have no duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower or any of its Subsidiaries (or any of their Affiliates) which may come into the possession of the Agent or any of its Affiliates.

9.5. Indemnification. The Banks agree to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably according to the respective amounts of their Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement, provided that no Bank shall be liable for any portion of any of the foregoing resulting from the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Bank agrees to reimburse the Agent (to the extent not reimbursed by the Borrower) promptly upon demand for its Pro Rata Share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, administration, or enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement.

9.6. Successor Agent. The Agent may resign at any time by giving at least sixty (60) days’ prior written notice thereof to the Banks and the Borrower and may be removed at any time with cause, but not without cause, by the Majority Banks. Upon any such resignation or removal, the Majority Banks shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Majority Banks, and shall have accepted such appointment, within forty-five (45) days after the retiring Agent’s giving of notice of resignation or the Majority Banks’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least Two Hundred Fifty Million Dollars ($250,000,000.00). Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

Sharing of Payments, Etc. If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Note held by it in excess of its Pro Rata Share of payments on account of the Notes obtained by all the Banks, such Bank shall purchase from the other Banks such participations in the Notes held by them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of the other Banks, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and each Bank shall repay to the purchasing Bank the purchase price to the extent of such recovery together with an amount equal to such Bank’s Pro Rata Share (according to the proportion of (1) the amount of such Bank’s required repayment to (2) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 9.7 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.

10. ASSIGNMENTS and PARTICIPATIONS

10.1 Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Banks and their respective successors and assigns permitted hereby, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Bank, (ii) any assignment by any Bank must be made in compliance with Section 10.3, and (iii) any transfer by Participation must be made in compliance with Section 10.2. Any attempted assignment or transfer by any party not made in compliance with this Section 10.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 10.3.2. The parties to this Agreement acknowledge that clause (ii) of this Section 10.1 relates only to absolute assignments and this Section 10.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Bank of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Bank which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Bank from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 10.3. The Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 10.3; provided, however, that the Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

10.2 Participations.

10.2.1 Permitted Participants; Effect. Any Bank may, without the consent of Borrower but with the consent of Agent, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Bank, any Note held by such Bank, any Commitment of such Bank or any other interest of such Bank under the Loan Documents. In the event of any such sale by a Bank of participating interests to a Participant, such Bank’s obligations under the Loan Documents shall remain unchanged, such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, such Bank shall remain the owner of its Loans and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Bank had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under the Loan Documents.

10.2.2 Voting Rights. Each Bank shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which would require consent of all of the Banks.

10.2.3 Benefit of Certain Provisions. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 8.1.17 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Bank under the Loan Documents, provided that each Bank shall retain the right of setoff provided in Section 8.1.17 with respect to the amount of participating interests sold to each Participant. The Banks agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 8.1.17, agrees to share with each Bank, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 8.1.17as if each Participant were a Bank. The Borrower further agrees that each Participant shall be entitled to the benefits of Sections 2.17, 2.18 and 2.19 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to Section 10.3, provided that a Participant shall not be entitled to receive any greater payment under Sections 2.17, 2.18 and 2.19 than the Bank who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower.

10.3 Assignments.

10.3.1 Permitted Assignments. Any Bank may at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in form and content substantially as set forth on Schedule “10.3.1" hereto or in such other form as may be agreed to by the parties thereto. Each such assignment with respect to a Purchaser which is not a Bank or an Affiliate of a Bank shall either be in an amount equal to the entire applicable Commitment and Loans of the assigning Bank or (unless each of the Borrower and the Agent otherwise consents) be in an aggregate amount not less than $5,000,000. The amount of the assignment shall be based on the Commitment or outstanding Loans (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the assignment.

10.3.2. Consents. The consent of the Borrower shall be required prior to an assignment becoming effective unless the Purchaser is a Bank, an Affiliate of a Bank, provided that the consent of the Borrower shall not be required if a Default has occurred and is continuing. The consent of the Agent shall be required prior to an assignment becoming effective unless the Purchaser is an Affiliate of a Bank. Any consent required under this Section 10.3.2 shall not be unreasonably withheld or delayed.

10.3.3. Effect; Effective Date. Upon (i) delivery to the Agent of an assignment, together with any consents required by Sections 10.3.1 and 10.3.2, and (ii) payment of $     fee to the Agent for processing such assignment (unless such fee is waived by the Agent), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Bank party to this Agreement and any other Loan Document executed by or on behalf of the Banks and shall have all the rights and obligations of a Bank under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Bank shall be released with respect to the Commitment and Loans assigned to such Purchaser without any further consent or action by the Borrower, the Banks or the Agent. In the case of an assignment covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a Bank hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this Section 10.3 shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with Section 10.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section 10.3.3, the transferor Bank, the Agent and the Borrower shall, if the transferor Bank or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Bank and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

10.3.4. Register. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Tulsa, Oklahoma a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

10.4. Dissemination of Information. The Borrower authorizes each Bank to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Bank’s possession concerning the creditworthiness of the Borrower and its Subsidiaries.

11. MISCELLANEOUS

11.1 Amendments, Etc. No amendment, modification, termination, or waiver of any provision of any Loan Document to which the Borrower is a party, nor consent to any departure by the Borrower from any Loan Document to which it is a party, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Banks, do any of the following: (1) waive any of the conditions precedent specified in Section 3; (2) increase the Commitments of the Banks or subject the Banks to any additional obligations; (3) reduce the principal of, or interest on, the Notes or any fees hereunder; (4) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees hereunder; (5) release any of the Guarantors; (6) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes or the number of Banks which shall be required for the Banks or any of them to take action hereunder; or amend, modify or waive any provision of this Section 10.1, and provided further that no amendment, waiver, or consent shall, unless in writing and signed by the Agent in addition to the Banks required above to take such action, affect the rights or duties of the Agent under any of the Loan Documents.

11.2 Notices, Etc. All notices and other communications provided for under this Agreement and under the other Loan Documents to which the Borrower is a party shall be in writing (including telegraphic, telex, and facsimile transmissions) and mailed or transmitted or delivered, at the addresses set forth on the respective signature pages hereto; or, as to each party, at such other address as shall be designated by such party in a written notice to all other parties complying as to delivery with the terms of this Section 10.2. Except as is otherwise provided in this Agreement, all such notices and communications shall be effective when deposited in the mails or delivered to the telegraph company, or sent, answerback received, respectively, addressed as aforesaid, except that notices to the Agent pursuant to the provisions of Section 2 shall not be effective until received by the Agent.

11.3 No Waiver. No failure or delay on the part of any Bank or the Agent in exercising any right, power, or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy hereunder. The rights and remedies provided herein are cumulative, and are not exclusive of any other rights, powers, privileges, or remedies, now or hereafter existing, at law or in equity or otherwise.

11.4 Successors and Assigns. The Agreement shall be binding upon and inure to the benefit of the Borrower, each Bank and the Agent and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights under any Loan Document to which the Borrower is a party without the prior written consent of all the Banks.

11.5 Costs, Expenses, and Taxes. The Borrower agrees to pay on demand all costs and expenses incurred by the Agent in connection with the preparation, execution, delivery, filing, and administration of the Loan Documents, and of any amendment, modification, or supplement to the Loan Documents, including, without limitation, the fees and out-of-pocket expenses of counsel for the Agent, incurred in connection with advising the Agent or any of the Banks as to their rights and responsibilities hereunder. The Borrower also agrees to pay all such costs and expenses, including court costs, incurred by any Bank in connection with enforcement of the Loan Documents, or any amendment, modification, or supplement thereto, whether by negotiation, legal proceedings, or otherwise. In addition, the Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the executing, delivery, filing, and recording of any of the Loan Documents and the other documents to be delivered under any such Loan Documents, and agrees to hold the Agent and each of the Banks harmless from and against any and all liabilities with respect to or resulting from any delay in paying or failing to pay such taxes and fees. This provision shall survive termination of this Agreement.

11.6 Integration. This Agreement and the Loan Documents contain the entire agreement between the parties relating to the subject matter hereof and supersede all oral statements and prior writings with respect thereto.

11.7 Indemnity. The Borrower hereby agrees to defend, indemnify, and hold each Bank harmless from and against any and all claims, damages, judgments, penalties, costs, and expenses (including attorney fees and court costs now or hereafter arising from the aforesaid enforcement of this clause) arising directly or indirectly from the activities of the Borrower and its Subsidiaries, its predecessors in interest, or third parties with whom it has a contractual relationship, or arising directly or indirectly from the violation of any environmental protection, health, or safety law, whether such claims are asserted by any governmental agency or any other person. This indemnity shall survive termination of this Agreement.

11.8 Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of Oklahoma.

11.9 Severability of Provisions. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

11.10 Counterparts. This Agreement may be executed in any number of counterparts and by different parties to this Agreement in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement. Borrower agrees that telefaxed or scanned Loan Documents evidencing execution shall be deemed originals.

11.11 Headings. Section headings in the Loan Documents are included in such Loan Documents for the convenience of reference only and shall not constitute a part of the applicable Loan Documents for any other purpose.

11.12 Jury Trial Waiver. THE BORROWER AND EACH BANK HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE LOAN DOCUMENTS. NO OFFICER OR ANY BANK OR OF THE AGENT HAS AUTHORITY TO WAIVE, CONDITION, OR MODIFY THIS PROVISION.

11.13 USA Patriot Act Notification. IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrower: When Borrower opens an account, if Borrower is an individual, Bank will ask for Borrower’s name, taxpayer identification number, residential address, date of birth, and other information that will allow Bank to identify Borrower, and, if Borrower is not an individual, Bank will ask for Borrower’s name, taxpayer identification number, business address, and other information that will allow Bank to identify Borrower. Bank may also ask, if Borrower is an individual, to see Borrower’s driver’s license or other identifying documents, and, if Borrower is not an individual, to see Borrower’s legal organizational documents or other identifying documents.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written.

SAIA, INC.

By:
James Darby,
Vice President — Finance
Chief Financial Officer and Secretary

11465 Johns Creek Parkway
Johns Creek, Georgia 30097
Attention: James A. Darby
Phone: (770) 232-4041
Facsimile: (530) 689-5312
E-mail: jdarby@saia.com

BANK OF OKLAHOMA, N.A., as a Bank, Lead Arranger and Administrative Agent

By:
W. Mack Renner, Vice President

Principal Office and Lending Office for Base and LIBOR Loans:

Bank of Oklahoma Tower

P.O. Box 2300
Tulsa, Oklahoma 74192
Attention: W. Mack Renner
Phone: (918) 588-6155
Facsimile: (918) 295-0400
E-mail: wrenner@bokf.com

Commitment: $35,000,000

U.S. BANK NATIONAL ASSOCIATION, as a Bank and Documentation Agent

By:
Michael J. Reymann, Senior Vice President

Principal Office and Lending Office for Base Loans and LIBOR Loans:

800 Nicollet Mall
Minneapolis, MN 55402
Attention: Michael J. Reymann
Phone: (612) 303-3781
Facsimile: (612) 303-2265
E-mail: michael.reymann@usbank.com

Commitment: $35,000,000

JPMORGAN CHASE BANK, N.A.

By:

Robert Carswell, Senior Underwriter

Principal Office and Lending Office for Base Loans and LIBOR Loans:

3475 Piedmont Rd. NE, Floor 18
Atlanta, GA 30305
Attention: Robert P. Carswell
Phone: (404) 926-2549
Facsimile: (404) 925-2592
E-mail: robert.p.carswell@jpmorgan.com

Commitment: $23,000,000

LASALLE BANK NATIONAL ASSOCIATION, as a Bank and Administrative Agent

By

Nick T. Weaver, Senior Vice President

Principal Office and Lending Office for Base Loans and LIBOR Loans:

135 S. LaSalle Street, Ste. 840
Chicago, IL 60603
Attention: Nick T. Weaver
Phone: (404) 732-1235
Facsimile: (404) 732-1265
E-mail: nick.weaver@bankofamerica.com

Commitment: $35,000,000

SUNTRUST BANK

By

Kip Hurd, Director

Principal Office and Lending Office for Base Loans and LIBOR Loans:

919 E. Main St., Floor 22
Richmond, VA 23219
Attention: E. Judson McAdams, Jr.
Phone: (804) 782-5652
Facsimile: (804) 782-7548
E-mail: judson.mcadams@suntrust.com

Commitment: $32,000,000

Schedule “1.1.64”

(Officer’s Certificate)

Schedule “1. 1.72”

PRICING SCHEDULE

Pricing Level	Leverage Ratio	LIBOR Margin	Base Rate Margin	Unused Portion Fee	Letter of Credit Fee

I	<=1.25x	0.625%	-1.000%	.150%	.625%

II	>1.25x but <=1.75x	0.875%	-0.750%	.175%	.875%

III	>1.75x but <=2.25x	1.125%	-0.500%	.200%	1.125%

IV	>2.25x but <=2.75x	1.375%	-0.250%	.225%	1.375%

V	>2.75x	1.625%	0.000%	.250%	1.625%

The foregoing shall be recalculated on not less than a quarterly basis, on the date on which the Agent is in receipt of Borrower’s most recent financial statements (and, in the case of the year-end financial statements, audit report) for the fiscal quarter then ended, pursuant to Section 5.1 (“Pricing Date”). From the date of this Agreement to the first Pricing Date, the Pricing Level III shall apply. The Note Rate shall be established based on the Leverage Ratio for the most recently completed fiscal quarter and the Note Rate established on a Pricing Date shall remain in effect until the next Pricing Date. If the Borrower has not delivered its financial statements by the date such financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 5.1 hereof, until such financial statements and audit report are delivered, Pricing Level V shall apply. If the Borrower subsequently delivers such financial statements before the next Pricing Date, the Note Rate established by such late delivered financial statements shall take effect from the date of delivery until the next Pricing Date. In all other circumstances, the Note Rate established by such financial statements shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date. Each determination of the Note Rate made by the Agent in accordance with the foregoing shall be conclusive and binding on the Borrower and the Banks if reasonably determined.

Schedule “2.6"

(Interest Rate Election Notice)

Schedule “2.11"

(Promissory Notes)

Schedule “3.1.5”

(Opinion of Borrower’s Counsel)

Schedule “3.1.10”

(Opinion of Guarantors’ Counsel)

Schedule “4.7"

(Other Agreements)

Master Shelf Agreement dated as of September 20, 2002, among the Borrower, Prudential Investment Management, Inc. and other Purchasers (as defined therein).

Schedule “7.1.1(e)”

(Existing Liens)

Schedule “7.2.5”

(Existing Debt)

Schedule “10.3.1"

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations in its capacity as a Bank under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including without limitation any letters of credit, guaranties and swingline loans included in such facilities and, to the extent permitted to be assigned under applicable law, all claims (including without limitation contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), suits, causes of action and any other right of the Assignor against any Person whether known or unknown arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee: [and is an Affiliate/Approved

Fund of [identify Bank]1

3. Borrower(s):

4.	Agent:	, as the agent under the Credit

Agreement.
5.	Credit Agreement:	The [amount] Credit Agreement dated as of among

[name of Borrower(s)], the Banks party thereto, [name of Agent], as Agent, and the other agents party thereto.

1 Select as applicable.

6. Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Banks*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans >2

[3]	$	$	%

	$	$	%

	$	$	%

7. Trade Date: 4

Effective Date:      , 20     [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY THE AGENT.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and]5 Accepted:

[NAME OF AGENT], as Agent

By:
Title:

[Consented to:]6

*Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
2 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Banks thereunder.

3 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment,” “Term Loan Commitment,”, etc.)
4 Insert if satisfaction of minimum amounts is to be determined as of the Trade Date.
5 To be added only if the consent of the Agent is required by the terms of the Credit Agreement.
6 To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Bank, L/C Issuer) is required by the terms of the Credit Agreement.

[NAME OF RELEVANT PARTY]

By:
Title:

ANNEX 1
TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency, perfection, priority, collectibility, or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document, (v) inspecting any of the property, books or records of the Borrower, or any guarantor, or (vi) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Bank thereunder, (iii) agrees that its payment instructions and notice instructions are as set forth in Schedule 1 to this Assignment and Assumption, (iv) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, (v) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment and Assumption, (vi) it has received a copy of the Credit Agreement, together with copies of financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Bank, and (vii) attached as Schedule 1 to this Assignment and Assumption is any documentation required to be delivered by the Assignee with respect to its tax status pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Bank.

2. Payments. The Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Oklahoma.

RESTATED GUARANTY AGREEMENT

This RESTATED GUARANTY AGREEMENT (“Guaranty”) is made and delivered the 28th day of January, 2008, by SAIA MOTOR FREIGHT LINE, LLC., a Louisiana limited liability company (formerly Saia Motor Freight Line, Inc.) (the “Guarantor”), to and for the benefit of BANK OF OKLAHOMA, N.A., U.S. BANK NATIONAL ASSOCIATION, JPMORGAN CHASE BANK, N.A., LASALE BANK NATIONAL ASSOCIATION, and SUN TRUST BANK (individually a “Bank” and collectively the “Banks”), and BANK OF OKLAHOMA, N.A., as “Lead Arranger” and “Agent” for the Banks, LASALLE BANK NATIONAL ASSOCIATION, as “Syndication Agent”, and U.S. BANK NATIONAL ASSOCIATION, as “Documentation Agent.”

RECITALS

A. Reference is made to the Restated Agented Revolving Credit Agreement dated January 31, 2005, amended April 29, 2005, June 30, 2006, and January 31, 2007, by and among Borrower, Agent and, currently, the Banks (as amended, the “Existing Credit Agreement”), pursuant to which a $110,000,000 Revolving Credit Loan (defined therein) pursuant to which the Guarantor executed a Guaranty Agreement (“Existing Guaranty Agreement. Borrower, Banks and Agent have agreed to amend and restate the Existing Credit Agreement as set forth in the Second Restated Agented Revolving Credit Agreement of even date herewith (“Restated Credit Agreement”) to, inter alia, increase the maximum credit available to $160,000,000, subject to increase pursuant to the accordion feature set forth in the Restated Credit Agreement (the “Loan”), as further evidenced by Borrower’s promissory notes of even date payable to the order of the Banks in the aggregate amount of $160,000,000.00 (separately and collectively, the “Notes”).

B. Guarantor will benefit directly and indirectly from the making of the Loan to Borrower.

C. The Banks are unwilling to extend the Loan to Borrower unless they receive an unconditional and continuing restatement of the Existing Guaranty Agreement from Guarantor covering all “Obligations” (as hereinafter defined). Terms used herein shall have the meaning ascribed to them in the Credit Agreement, unless otherwise defined herein. This Guaranty constitutes a restatement of the Guaranty dated September 20, 2002, executed and delivered by the Guarantor.

AGREEMENT

For and in consideration of the Recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Guarantor, and in order to induce the Banks to extend the Loan to Borrower, Guarantor hereby agrees with the Banks as follows:

Section 1. Guarantee. Guarantor, jointly and severally with the other guarantor(s) of the obligations of Borrower to the Banks, hereby absolutely and unconditionally guarantees to the Banks and their successors and assigns the due and punctual payment of all liabilities and the performance of all obligations of Borrower to the Banks under the Notes, the Restated Credit Agreement, any Rate Management Obligations, any reimbursement agreement relating to a Letter of Credit, and any other document or instrument executed by Borrower in connection with the Loan, primary or secondary (whether by way of endorsement or otherwise), whether now existing or hereafter arising, whether arising out of contracts, torts or otherwise, whether created directly with the Banks or acquired by the Banks through assignment, endorsement or otherwise; whether matured or unmatured; whether absolute or contingent; whether joint or several; as and when the same become due and payable (whether by acceleration or otherwise), in accordance with the terms of any such instruments, accounts receivable and other security agreements, contracts, drafts, leases or chattel paper, evidencing any such indebtedness, obligations or liabilities, including all renewals, extensions or modifications thereof (all liabilities and obligations of Borrower to the Banks, including all of the foregoing, being hereinafter collectively referred to as the “Obligations”).

Further, whether or not suit is brought by the Agent or the Banks against Borrower or any other guarantor to acquire possession of collateral or to enforce collection of any unpaid balances hereunder, Guarantor hereby expressly agrees to pay all reasonable legal expenses and attorneys’ fees (including legal assistants’ fees) actually incurred by the Agent and the Banks.

Section 2. Operation of Guaranty. This is a guaranty of payment and not of collection, and Guarantor expressly waives any right to require that any action be brought against Borrower or any other guarantor of the Obligations or with respect to any security therefor. If Borrower shall default in payment or performance of any of the Obligations when due, Guarantor, upon written demand by Agent, without notice other than such demand and without the necessity of further action by the Agent or the Banks, will promptly and fully make such payments and indemnify the Banks and their officers, directors, employees, representatives, counsel and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following payment of the Loan and Notes) be imposed on, incurred by or asserted against any such person in any way relating to or arising out of Borrower’s failure to pay its indebtedness to the Banks. All payments by Guarantor shall be made in any coin or currency of the United States of America which on the respective dates of payment thereof is legal tender for the payment of public and private debts and which is immediately available to Agent, for the benefit of the Banks, at its principal office in Tulsa, Oklahoma (or such other place as Agent may designate in writing). Each default in payment or performance of the Obligations shall give rise to a separate cause of action hereunder, and separate suits may be brought hereunder as each cause of action arises.

Section 3. Obligations of Guarantor Absolute and Unconditional. The obligations of Guarantor hereunder shall be absolute and unconditional, shall remain in full force and effect until all of the Obligations shall have been fully and indefeasibly paid and performed and shall not be impaired, modified, released or limited by any occurrence or condition whatsoever (other than full, final and indefeasible payment and performance of all of the Obligations), including without limitation (a) any compromise, settlement, release, waiver, renewal, extension, indulgence or modification of or change in any of the Obligations, (b) any impairment, modification, release or limitation of the liability of Borrower, or any security for the Obligations, or any remedy for the enforcement thereof, resulting from the operation of any present or future provision of the U. S. Bankruptcy Code, as amended, or other statute or from the decision of any court, (c) the assertion or exercise by the Agent or the Banks of any other rights or remedies with respect to the Obligations or any delay in exercising or failure to assert or exercise any such rights or remedies, (d) the assignment or mortgaging or the purported assignment or mortgaging of any property as security for the Obligations, or the release of any such security, (e) any limitation of Borrower’s liability for the payment or performance of the Obligations imposed by applicable law, (f) the extension of the time for payment or performance of any of the Obligations or the extension or the renewal of any thereof, (g) the modification or amendment (whether material or otherwise) of the Notes, (h) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all of the assets, marshaling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceeding affecting Borrower, Guarantor, any other guarantor of the Obligations, or any of their affiliates, or any of their assets, or the disaffirmance of this Guaranty in any such proceeding, (i) the release, substitution or replacement of any security for the Obligations or any other guaranty thereof, (j) acceptance by the Agent or the Banks of any payment or performance which is defeasible, void or voidable, as a preference or otherwise, (k) the unenforceability, invalidity or voidability of the Notes, or (1) any other occurrence, event or circumstance which might, but for this provision, constitute a legal or equitable discharge or defense of a guarantor or surety.

Section 4. Waiver of Notice, etc. Guarantor unconditionally waives: (a) notice of any of the matters referred to in Section 2 hereof except written demand for payment hereunder; (b) any demand, proof or notice of nonpayment of the principal of or interest on the Notes or of any other default in the due and timely payment and performance of any of the Obligations; (c) with respect to the Notes, presentment for payment, notice of dishonor, protest and notice of protest; (d) all other notices to which Guarantor would otherwise be entitled; (e) the benefits of all provisions of law for a stay or delay of execution or any other remedy against Guarantor until a proceeding be commenced or a judgment be obtained against Borrower and be returned unsatisfied; and (f) to the fullest extent permitted by applicable law, all other rights and defenses of a guarantor or surety including, without limitation, those set forth under Title 15 Okla. Stat. §§ 334, 337, 338 and 344, and Title 12 Okla. Stat. § 686.

Section 5. No Right of Setoff. No act of commission or omission of any kind or at any time upon the part of Borrower, the Agent or the Banks in respect of any matter whatsoever shall in any way affect or impair the rights of the Banks to enforce any right, power or benefit of the Banks under this Guaranty, and no setoff, claim, reduction or diminution of any obligation or any defense of any kind or nature which Guarantor has or may have against Borrower, the Agent or the Banks shall be available to Guarantor against the Agent or the Banks in any suit or action brought by the Agent or the Banks to enforce any right, power or benefit under this Guaranty.

If any process is issued or ordered to be served upon the Agent or the Banks, seeking to seize Borrower’s or Guarantor’s rights or interests in any bank accounts maintained with the Banks, the balances in any such accounts shall immediately be deemed to have been and shall be set off against any and all Obligations or all obligations and liabilities of the Guarantor, as of the time of the issuance of any such writ or process, whether or not Borrower, Guarantor, the Agent or the Banks shall then have been served therewith.

Section 6. Subordination. All obligations, indebtedness and liabilities, present and future, of Borrower to Guarantor are hereby subordinated to the Obligations. Guarantor agrees that, from and after the occurrence and during the continuance of an Event of Default hereunder, the Agent, on behalf of the Banks, shall be entitled to receive full payment of all Obligations before payment of any obligations, liabilities or indebtedness of Borrower to Guarantor and, to that effect, agrees:

(a) To receive and hold all amounts paid to Guarantor by or on behalf of Borrower in trust for the Banks and immediately to pay to Agent such amounts for application to the obligations, and

(b) Upon any liquidation or distribution of the assets of Borrower, to assign to the Banks upon their request all claims on account of all obligations, indebtedness and liabilities of Borrower to Guarantor, to the end that Agent, on behalf of the Banks, shall receive all dividends and payments on such obligations, indebtedness and liabilities until payment in full of all Obligations. This Guaranty shall constitute such an assignment in the event Guarantor shall fail or refuse to execute and deliver such other or further assignment of such claims as the Banks may request.

Notwithstanding the foregoing provisions of this Section, Guarantor shall be entitled to receive, and shall not be required to hold for or to pay to Agent, payments from Borrower due and made prior to the occurrence of an Event of Default hereunder.

Section 7. Extinguishment and Waiver of Subrogation and Contribution.

(a) If any payment of an Obligation shall at any time be repaid by the recipient thereof in compliance with an order of a court having jurisdiction over any bankruptcy or insolvency proceedings relating to Borrower, the amount so repaid shall be deemed not to have been paid and to be outstanding, and the obligation of Guarantor hereunder to satisfy such Obligation shall remain in full force and effect.

(b) Guarantor hereby irrevocably waives any claims or other rights which it now or hereafter acquires against Borrower that arise from the existence or performance of Guarantor’s obligations under this Guaranty including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, any right to participate in any claim or remedy of the Banks against Borrower or any security or collateral which the Banks now have or hereafter acquire, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, by any payment made hereunder or otherwise including, without limitation, the right to take or receive from Borrower, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such claim or other rights. Guarantor hereby irrevocably agrees that it will not, until the Obligations are paid in full, exercise any rights which it may acquire by way of contribution under this Guaranty, by any payment made hereunder or otherwise including, without limitation, the right to take or receive from any other guarantor, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such contribution rights. If any amount shall be paid to Guarantor in violation of the preceding sentences and the Obligations shall not have been paid in full, such amount shall be deemed to have been paid to Guarantor for the benefit of, and held in trust for the benefit of, the Banks and shall forthwith be paid to Agent, on behalf of the Banks, to be credited and applied upon the Obligations, whether matured or unmatured.

Section 8. Due Diligence. Guarantor acknowledges and represents that it has relied upon its own due diligence in making its own independent appraisal of Borrower and its business, affairs and financial condition, and will continue to be responsible for making its own independent appraisal of such matters, and has not relied upon and will not hereafter rely upon the Agent or the Banks for information for such appraisal or other assessment or review and, further, will not rely upon any such information which may now or hereafter be prepared by or for the Agent or the Banks for any appraisals regarding Borrower.

Section 9. Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a) An Event of Default as defined in the Restated Credit Agreement; or

(b) Appointment of a receiver of any part of the property of Borrower or Guarantor, or insolvency, business failure, assignment for the benefit of creditors by, or the commencement of any proceeding under any state or Federal bankruptcy or insolvency laws by or against, Borrower or Guarantor; or

(c) Any warranty, representation or statement made or furnished to the Agent or the Banks by or on behalf of Borrower or Guarantor, in connection with this Guaranty or to induce the Banks to extend credit or otherwise deal with either Borrower or Guarantor proves to have been false in any material respect when made or furnished; or

(d) Any monetary judgment, assessment, attachment or lien shall be filed against Borrower or Guarantor or against any of their property and shall remain unpaid or unstayed for a period in excess of thirty (30) days.

Section 10. Remedies. Should any one or more of the Events of Default defined in Section 9 occur and be continuing, the Banks may, at their option, enforce against Guarantor its liabilities hereunder and exercise such other rights and remedies as may be available to the Banks hereunder, under the Notes and otherwise.

Section 11. Remedies Cumulative. No right or remedy herein conferred upon the Agent or the Banks is intended to be exclusive of any other right or remedy contained herein or in the Notes or in any other instrument or document delivered pursuant to or in connection with the Notes, and every such right or remedy contained herein and therein or now or hereafter existing at law or in equity, or by statute or otherwise, shall be cumulative. The Banks may pursue, or refrain from pursuing, any remedy available to them at such times and in such order as they in their sole discretion shall determine, and the Banks’ election as to such remedies shall not impair any remedies against Guarantor not then exercised.

Section 12. Modification and Waiver. No modification or waiver of any provision of this Guaranty or of any document or instrument delivered pursuant hereto and no consent by the Agent or the Banks to any departure therefrom shall be effective unless such modification or waiver shall be in writing and signed by a duly authorized officer of Agent, on behalf of the Banks, and the same shall then be effective only for the period and on the conditions and for the specific instances and purposes specified in such writing. No notice to or demand on Guarantor in any case shall entitle Guarantor to any other or further notice or demand in similar or other circumstances.

Section 13. Fees and Expenses. Guarantor shall reimburse Agent, or cause Agent to be reimbursed, for all out of pocket costs and expenses incurred by Agent and the Banks with respect to the documentation or administration of this Guaranty or enforcing the terms hereof, including the reasonable fees and expenses of the Agent’s and the Banks’ attorneys.

Section 14. Application of Proceeds. All proceeds of any security or any enforcement action received by the Agent or the Banks with respect to the Obligations may be applied by the Agent to the Obligations in such order as the Agent and the Banks in their sole discretion may elect.

Section 15. Governing Law. This Guaranty shall be construed in accordance with and governed by the laws of the State of Oklahoma, without giving effect to the principles of the conflict of laws.

Section 16. Service of Process. Guarantor hereby irrevocably consents and agrees that any legal action, suit or proceeding arising out of or in any way in connection with this Guaranty may be instituted or brought in all federal and state courts located in the State of Oklahoma, as Agent may elect and, by the execution and delivery of this Guaranty, Guarantor hereby irrevocably and unconditionally accepts and submits to the exclusive jurisdiction of any such courts, and to all proceedings in such courts. Guarantor also consents that service of process in any such action or proceeding may be made upon Guarantor by mailing a copy of the summons and the complaint to Guarantor by registered mail, return receipt requested, at the address designated for notices to Guarantor under Section 19 of this Guaranty. Nothing in this Guaranty or elsewhere shall affect the Agent’s or the Banks’ right to serve process in any other manner permitted by law or limit the right of the Agent or the Banks to bring actions, suits or proceedings in the courts of any other jurisdiction.

Section 17. Waiver of Jury Trial. GUARANTOR HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH OR ARISING OUT OF THIS GUARANTY, OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT OF THIS GUARANTY, OR ANY OTHER CLAIM OR DISPUTE, HOWSOEVER ARISING, BETWEEN GUARANTOR AND THE AGENT OR THE BANKS.

Section 18. Captions. The captions of the Sections of this Guaranty are inserted for convenience only and shall not be deemed to constitute a part of this Guaranty.

Section 19. Notices. Except as otherwise expressly permitted or provided herein, all notices, requests, demands and other communications provided for herein or in any instrument or document delivered pursuant hereto shall be in writing and shall be conclusively deemed to have been received by a party hereto and to be effective on the day on which delivered to such party at the address set forth below (or at such other address as such party shall specify to the others by notice in accordance with the provisions of this Section) or (unless receipt thereof is expressly required herein), if sent by registered or certified mail, postage prepaid, return receipt requested, on the second day after the day on which mailed (or the date of receipt, if earlier):

TO THE AGENT:

Bank of Oklahoma, N.A.

P.O. Box 2300

Tulsa, Oklahoma 74192

Attention: W. Mack Renner, Senior Vice President

WITH A COPY TO:

RIGGS, ABNEY, NEAL, TURPEN, ORBISON & LEWIS

502 West Sixth Street
Tulsa, Oklahoma 74119-1010
Attention: Harley W. Thomas, Esq.

TO THE BANKS:

Bank of Oklahoma, N.A.

P.O. Box 2300

Tulsa, Oklahoma 74192

Attention: W. Mack Renner, Vice President

WITH A COPY TO:

RIGGS, ABNEY, NEAL, TURPEN, ORBISON & LEWIS

502 West Sixth Street
Tulsa, Oklahoma 74119-1010
Attention: Harley W. Thomas, Esq.

U.S. Bank National Association

800 Nicollet Mall

Minneapolis, Minnesota 55402

Attention: Michael Reymann, Senior Vice President

JPMorgan Chase Bank, N.A.

3475 Piedmont Rd NE, Floor 18

Atlanta, GA 30305

Attention: Robert Carswell, Senior Underwriter

LaSalle Bank National Association

135 S. LaSalle Street, Ste. 840

Chicago, IL 60603

Attention: Nick T. Weaver, Senior Vice President

Sun Trust Bank

919 E. Main St., Floor 22

Richmond, VA 23219

Attention: E. Judson McAdams, Jr., Associate

TO GUARANTOR:

Saia Motor Freight Line, LLC

11465 Johns Creek Parkway

Duluth, GA 30097

Attention:

WITH A COPY TO:

BRYAN CAVE LLP

One Kansas City Place

1200 Main Street, Suite 3500

Kansas City, MO 64105-2100

Attn:: Robert M. Barnes, Esq.

Section 20. Benefit. This Guaranty shall be binding upon and inure to the benefit of Guarantor, the Agent and the Banks and their respective successors and assigns.

Section 21. Severability. In case any one or more of the provisions contained in this Guaranty, or any instrument or other document delivered pursuant to this Guaranty, should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

Section 22. Singular and Plural, Etc. As used herein, the singular shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders.

Section 23. Counterparts. This Guaranty may be executed in any number of counterparts, and all the counterparts taken together shall be deemed to constitute one and the same instrument.

Section 24. Entire Agreement. This Guaranty constitutes the final, exclusive and complete statement of the agreement of the parties hereto with respect to the subject matter hereof, and all other prior or contemporaneous agreements with respect to the subject matter hereof, including but not limited to the Existing Guaranty Agreement, are superseded hereby.

IN WITNESS WHEREOF, Guarantor has hereunto set its hand and seal, and the Banks have accepted this Guaranty, all as of the day and year first above written.

“Guarantor”

SAIA MOTOR FREIGHT LINE, LLC

By

Name	James A. Darby
Title:	Vice President — Finance

NOTE

$35,000,000	January 28,2008 Tulsa, Oklahoma

FOR VALUE RECEIVED, the undersigned, SAIA, INC., a Delaware corporation (“Borrower”) HEREBY PROMISES TO PAY to the order of BANK OF OKLAHOMA, N.A. (“Bank”) to BANK OF OKLAHOMA, N.A., as Agent, at the Agent’s Office located at Bank of Oklahoma Tower, P.O. Box 2300, Tulsa, Oklahoma 74192, for the account of the applicable Lending Office of the Bank, in lawful money of the United States and in immediately available funds, the principal amount of THIRTY-FIVE MILLION DOLLARS ($35,000,000) or, if less, the aggregate unpaid principal amount of all Loans made to the Borrower by the Bank pursuant to the Second Restated Agented Revolving Credit Agreement (as amended from time to time, the “Credit Agreement”) by and among Borrower, Agent, Bank, and the other Banks party thereto, dated January 28, 2008, by and on the Termination Date, or such earlier date as may be required pursuant to the terms of the Credit Agreement, and to pay interest from the date hereof on the unpaid principal amount of this Note and on any past due interest on the dates and at the rates set forth in Section 2 of the Credit Agreement. All or any portion of the principal amount of this Note may be prepaid or required to be prepaid as provided in the Credit Agreement.

The Bank is hereby authorized by the Borrower to endorse on the schedule attached hereto the amount and type of each Loan and each renewal, conversion, and payment of principal amount received by the Bank for the account of the applicable Lending Office on account of its Loans, which endorsement shall, in the absence of manifest error, be conclusive as to the outstanding balance of the Loans made by the Bank; provided, however, that the failure to make such notation with respect to any Loan or renewal, conversion, or payment shall not limit or otherwise affect the obligations of the Borrower hereunder.

This Note is the Note referred to in, and is entitled to the benefits of, the Credit Agreement. Terms used herein which are defined in the Credit Agreement shall have their defined meanings when used herein. The Credit Agreement, among other things, contains provisions for acceleration of the maturity of this Note upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity of this Note upon the terms and conditions specified in the Credit Agreement.

This Note shall be governed by laws of the State of Oklahoma provided that as to the maximum rate of interest which may be charged or collected, if the laws applicable to the Bank permit it to charge or collect a higher rate than the laws of the State of Oklahoma, then such laws applicable to the Bank shall apply to the Bank under this Note.

SAIA, INC.

By:
James Darby,
Vice President — Finance
Chief Financial Officer and Secretary

SCHEDULE TO NOTE

Date Made, Renewed, Converted, or Paid	Type of Loan	Amount of Loan	Amount of Principal Renewed, Converted, or Paid	Unpaid Principal Balance of Note	Name of Person Making Notation

NOTE

$35,000,000	January 28,2008 Tulsa, Oklahoma

FOR VALUE RECEIVED, the undersigned, SAIA, INC., a Delaware corporation (“Borrower”) HEREBY PROMISES TO PAY to the order of LASALLE BANK NATIONAL ASSOCIATION (“Bank”) to BANK OF OKLAHOMA, N.A., as Agent, at the Agent’s Office located at Bank of Oklahoma Tower, P.O. Box 2300, Tulsa, Oklahoma 74192, for the account of the applicable Lending Office of the Bank, in lawful money of the United States and in immediately available funds, the principal amount of THIRTY-FIVE MILLION DOLLARS ($35,000,000) or, if less, the aggregate unpaid principal amount of all Loans made to the Borrower by the Bank pursuant to the Second Restated Agented Revolving Credit Agreement (as amended from time to time, the “Credit Agreement”) by and among Borrower, Agent, Bank, and the other Banks party thereto, dated January 28, 2008, by and on the Termination Date, or such earlier date as may be required pursuant to the terms of the Credit Agreement, and to pay interest from the date hereof on the unpaid principal amount of this Note and on any past due interest on the dates and at the rates set forth in Section 2 of the Credit Agreement. All or any portion of the principal amount of this Note may be prepaid or required to be prepaid as provided in the Credit Agreement.

The Bank is hereby authorized by the Borrower to endorse on the schedule attached hereto the amount and type of each Loan and each renewal, conversion, and payment of principal amount received by the Bank for the account of the applicable Lending Office on account of its Loans, which endorsement shall, in the absence of manifest error, be conclusive as to the outstanding balance of the Loans made by the Bank; provided, however, that the failure to make such notation with respect to any Loan or renewal, conversion, or payment shall not limit or otherwise affect the obligations of the Borrower hereunder.

This Note is the Note referred to in, and is entitled to the benefits of, the Credit Agreement. Terms used herein which are defined in the Credit Agreement shall have their defined meanings when used herein. The Credit Agreement, among other things, contains provisions for acceleration of the maturity of this Note upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity of this Note upon the terms and conditions specified in the Credit Agreement.

This Note shall be governed by laws of the State of Oklahoma provided that as to the maximum rate of interest which may be charged or collected, if the laws applicable to the Bank permit it to charge or collect a higher rate than the laws of the State of Oklahoma, then such laws applicable to the Bank shall apply to the Bank under this Note.

SAIA, INC.

By:
James Darby,
Vice President — Finance
Chief Financial Officer and Secretary

SCHEDULE TO NOTE

Date Made, Renewed, Converted, or Paid	Type of Loan	Amount of Loan	Amount of Principal Renewed, Converted, or Paid	Unpaid Principal Balance of Note	Name of Person Making Notation

NOTE

$35,000,000	January 28,2008 Tulsa, Oklahoma

FOR VALUE RECEIVED, the undersigned, SAIA, INC., a Delaware corporation (“Borrower”) HEREBY PROMISES TO PAY to the order of U.S. BANK NATIONAL ASSOCIATION (“Bank”) to BANK OF OKLAHOMA, N.A., as Agent, at the Agent’s Office located at Bank of Oklahoma Tower, P.O. Box 2300, Tulsa, Oklahoma 74192, for the account of the applicable Lending Office of the Bank, in lawful money of the United States and in immediately available funds, the principal amount of THIRTY-FIVE MILLION DOLLARS ($35,000,000) or, if less, the aggregate unpaid principal amount of all Loans made to the Borrower by the Bank pursuant to the Second Restated Agented Revolving Credit Agreement (as amended from time to time, the “Credit Agreement”) by and among Borrower, Agent, Bank, and the other Banks party thereto, dated January 28, 2008, by and on the Termination Date, or such earlier date as may be required pursuant to the terms of the Credit Agreement, and to pay interest from the date hereof on the unpaid principal amount of this Note and on any past due interest on the dates and at the rates set forth in Section 2 of the Credit Agreement. All or any portion of the principal amount of this Note may be prepaid or required to be prepaid as provided in the Credit Agreement.

The Bank is hereby authorized by the Borrower to endorse on the schedule attached hereto the amount and type of each Loan and each renewal, conversion, and payment of principal amount received by the Bank for the account of the applicable Lending Office on account of its Loans, which endorsement shall, in the absence of manifest error, be conclusive as to the outstanding balance of the Loans made by the Bank; provided, however, that the failure to make such notation with respect to any Loan or renewal, conversion, or payment shall not limit or otherwise affect the obligations of the Borrower hereunder.

This Note is the Note referred to in, and is entitled to the benefits of, the Credit Agreement. Terms used herein which are defined in the Credit Agreement shall have their defined meanings when used herein. The Credit Agreement, among other things, contains provisions for acceleration of the maturity of this Note upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity of this Note upon the terms and conditions specified in the Credit Agreement.

This Note shall be governed by laws of the State of Oklahoma provided that as to the maximum rate of interest which may be charged or collected, if the laws applicable to the Bank permit it to charge or collect a higher rate than the laws of the State of Oklahoma, then such laws applicable to the Bank shall apply to the Bank under this Note.

SAIA, INC.

By:
James Darby,
Vice President — Finance
Chief Financial Officer and Secretary

SCHEDULE TO NOTE

Date Made, Renewed, Converted, or Paid	Type of Loan	Amount of Loan	Amount of Principal Renewed, Converted, or Paid	Unpaid Principal Balance of Note	Name of Person Making Notation

NOTE

$32,000,000	January 28,2008 Tulsa, Oklahoma

FOR VALUE RECEIVED, the undersigned, SAIA, INC., a Delaware corporation (“Borrower”) HEREBY PROMISES TO PAY to the order of SUNTRUST BANK (“Bank”) to BANK OF OKLAHOMA, N.A., as Agent, at the Agent’s Office located at Bank of Oklahoma Tower, P.O. Box 2300, Tulsa, Oklahoma 74192, for the account of the applicable Lending Office of the Bank, in lawful money of the United States and in immediately available funds, the principal amount of THIRTY-TWO MILLION DOLLARS ($32,000,000) or, if less, the aggregate unpaid principal amount of all Loans made to the Borrower by the Bank pursuant to the Second Restated Agented Revolving Credit Agreement (as amended from time to time, the “Credit Agreement”) by and among Borrower, Agent, Bank, and the other Banks party thereto, dated January 28, 2008, by and on the Termination Date, or such earlier date as may be required pursuant to the terms of the Credit Agreement, and to pay interest from the date hereof on the unpaid principal amount of this Note and on any past due interest on the dates and at the rates set forth in Section 2 of the Credit Agreement. All or any portion of the principal amount of this Note may be prepaid or required to be prepaid as provided in the Credit Agreement.

The Bank is hereby authorized by the Borrower to endorse on the schedule attached hereto the amount and type of each Loan and each renewal, conversion, and payment of principal amount received by the Bank for the account of the applicable Lending Office on account of its Loans, which endorsement shall, in the absence of manifest error, be conclusive as to the outstanding balance of the Loans made by the Bank; provided, however, that the failure to make such notation with respect to any Loan or renewal, conversion, or payment shall not limit or otherwise affect the obligations of the Borrower hereunder.

This Note is the Note referred to in, and is entitled to the benefits of, the Credit Agreement. Terms used herein which are defined in the Credit Agreement shall have their defined meanings when used herein. The Credit Agreement, among other things, contains provisions for acceleration of the maturity of this Note upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity of this Note upon the terms and conditions specified in the Credit Agreement.

This Note shall be governed by laws of the State of Oklahoma provided that as to the maximum rate of interest which may be charged or collected, if the laws applicable to the Bank permit it to charge or collect a higher rate than the laws of the State of Oklahoma, then such laws applicable to the Bank shall apply to the Bank under this Note.

SAIA, INC.

By:
James Darby,
Vice President — Finance
Chief Financial Officer and Secretary

SCHEDULE TO NOTE

Date Made, Renewed, Converted, or Paid	Type of Loan	Amount of Loan	Amount of Principal Renewed, Converted, or Paid	Unpaid Principal Balance of Note	Name of Person Making Notation

NOTE

$23,000,000	January 28,2008 Tulsa, Oklahoma

FOR VALUE RECEIVED, the undersigned, SAIA, INC., a Delaware corporation (“Borrower”) HEREBY PROMISES TO PAY to the order of JPMORGAN CHASE BANK, N.A. (“Bank”) to BANK OF OKLAHOMA, N.A., as Agent, at the Agent’s Office located at Bank of Oklahoma Tower, P.O. Box 2300, Tulsa, Oklahoma 74192, for the account of the applicable Lending Office of the Bank, in lawful money of the United States and in immediately available funds, the principal amount of TWENTY-THREE MILLION DOLLARS ($23,000,000) or, if less, the aggregate unpaid principal amount of all Loans made to the Borrower by the Bank pursuant to the Second Restated Agented Revolving Credit Agreement (as amended from time to time, the “Credit Agreement”) by and among Borrower, Agent, Bank, and the other Banks party thereto, dated January 28, 2008, by and on the Termination Date, or such earlier date as may be required pursuant to the terms of the Credit Agreement, and to pay interest from the date hereof on the unpaid principal amount of this Note and on any past due interest on the dates and at the rates set forth in Section 2 of the Credit Agreement. All or any portion of the principal amount of this Note may be prepaid or required to be prepaid as provided in the Credit Agreement.

The Bank is hereby authorized by the Borrower to endorse on the schedule attached hereto the amount and type of each Loan and each renewal, conversion, and payment of principal amount received by the Bank for the account of the applicable Lending Office on account of its Loans, which endorsement shall, in the absence of manifest error, be conclusive as to the outstanding balance of the Loans made by the Bank; provided, however, that the failure to make such notation with respect to any Loan or renewal, conversion, or payment shall not limit or otherwise affect the obligations of the Borrower hereunder.

This Note is the Note referred to in, and is entitled to the benefits of, the Credit Agreement. Terms used herein which are defined in the Credit Agreement shall have their defined meanings when used herein. The Credit Agreement, among other things, contains provisions for acceleration of the maturity of this Note upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity of this Note upon the terms and conditions specified in the Credit Agreement.

This Note shall be governed by laws of the State of Oklahoma provided that as to the maximum rate of interest which may be charged or collected, if the laws applicable to the Bank permit it to charge or collect a higher rate than the laws of the State of Oklahoma, then such laws applicable to the Bank shall apply to the Bank under this Note.

SAIA, INC.

By:
James Darby,
Vice President — Finance
Chief Financial Officer and Secretary

SCHEDULE TO NOTE

Date Made, Renewed, Converted, or Paid	Type of Loan	Amount of Loan	Amount of Principal Renewed, Converted, or Paid	Unpaid Principal Balance of Note	Name of Person Making Notation

CERTIFICATE OF THE

SECRETARY AND OFFICER

On this day the undersigned, James A. Darby, as the Secretary and Richard O’Dell as President and Chief Executive Officer, of Saia, Inc. (the “Corporation”), each respectively known to be a person whose name is subscribed below and who being first duly sworn, did on his oath state and represent to Agent and the Banks (defined below) for purposes of inducing Agent and the Banks to make the loans contemplated by the Second Restated Agented Revolving Credit Agreement (the “Agreement”), dated as of January 28, 2008, by and among SAIA, Inc. (“SAIA”), and Bank of Oklahoma, N.A.; for itself as Lead Arranger and Administrative Agent (“Agent”), U.S. Bank National Association (“USB”), JPMorgan Chase Bank, N.A. (“JPMORGAN”), LaSalle Bank National Association (“LaSalle”), and Sun Trust Bank (“SUN”) (collectively, the “Banks”), including, but not limited to repayment of the loans evidenced by the promissory notes contemplated by the Agreement (the “Notes”) in an aggregate amount not to exceed $160,000,000 (subject to increase pursuant to the accordion provisions set forth in the Agreement) payable to the Banks. The undersigned certifies that:

a). Resolutions. Attached hereto as Exhibit “A” are resolutions (“Resolutions”) which have been duly adopted at a meeting of the Board of Directors of the Corporation; none of the Resolutions has been amended, modified or repealed in any respect; and all the Resolutions are in full force and effect on the date hereof.

b). Authority. There is no provision in the Articles, Certificate of Incorporation or the Bylaws of the Corporation limiting the power of the Board of Directors to adopt the Resolutions, and the same are in conformity with the Articles, the Certificate and the Bylaws.

c). Incumbency. The following-named individuals have been duly elected to the office set opposite their names; they continue to hold said office as of the date hereof; and the signatures appearing herein are their genuine and authentic signatures:

Name	Title	Signature

James A. Darby	Vice President, Chief Financial	—
Officer and Secretary

Richard O’Dell	President and Chief Executive Officer	—

IN WITNESS WHEREOF, this Certificate has been duly executed as of January 28, 2008.

James A. Darby, Secretary

Richard O’Dell

President and Chief Executive Officer

CERTIFICATE OF OFFICER
(Saia Motor Freight Line, LLC)

On this day the undersigned,      , as      of Saia Motor Freight Line, LLC (the “Company”), respectively known to a person whose name is subscribed below and who being first duly sworn, did on his/her oath state and represent to Bryan Cave LLP (“Bryan Cave”) for purposes of inducing Bryan Cave to render a legal opinion (the “Opinion Letter”) regarding the Master Shelf Agreement (the “Agreement”), dated as of September 20, 2002, between Saia, Inc., formerly known as SCS Transportation, Inc. (“Saia”), the parent company of the Company, and Prudential Investment Management, Inc., and each purchaser named therein (hereinafter, each, a “Purchaser”), wherein Company intends to issue a Guaranty (“Guaranty”) to secure Saia’s obligations under the Agreement, including but not limited to, repayment of the loans evidenced by the promissory note contemplated by the Agreement (the “Note”) in an aggregate amount not to exceed $50,000,000 to Prudential and/or the Purchasers. Capitalized terms not otherwise defined herein will be used herein as defined in the Opinion Letter. The undersigned represents that:

1. The execution, delivery and performance by Company of the Guaranty associated with the Agreement and Note are within Company’s organizational powers, have been duly authorized by all requisite corporate action and duly executed and delivered by authorized officers of the Company pursuant to the resolutions, operating agreement and articles of incorporation of the Company, copies of which are attached hereto.

2. Attached hereto as Schedule 1 is a full, true and correct copy of the Certificate of Incorporation of the Company and all amendments thereto on file with the Secretary of State of Louisiana certified as such by the Secretary of State of Louisiana; said Certificate has not been otherwise modified or amended and remains in full force and effect on the date hereof;

3. Attached hereto as Schedule 2 is a full, true and correct copy of the Operating Agreement of the Company; said Operating Agreement remain unchanged and in full force and effect as of the date hereof;

4. Attached hereto as Schedule 3 is a full, true and correct copy of the resolutions duly adopted by the managers/members of the Company by written consent of all the managers/members of the Company on      , 2007. Said resolutions have not been amended or otherwise modified and remain in full force and effect, and the managers/members have, and at the time of the adoption of said resolutions had, full power and lawful authority to adopt said resolutions and to confer the powers thereby granted to the authorized persons therein named, who have full power and lawful authority to exercise the same.

5. All of the representations and warranties regarding the Company contained in the Agreement, Note and Guaranty are true, correct and complete as of the date hereof.

6. The following persons are, on the date hereof, the duly elected, qualified and acting officers of the Company holding the offices set forth opposite their respective names, are authorized to execute, deliver and perform the Guaranty and all other documents connected therewith:

Name	Office

7. None of the proceeds from the Note issued under the Agreement shall be used by the Company for the purpose of buying or carrying “margin stock” which is defined by Regulation U of the Board of Governors of the Federal Reserve, 12 CFR 221, as the following:

a)	Any equity security registered or having unlisted trading privileges on a national securities exchange;

b)	Any OTC security designated as qualified for trading in the National Market System under a designation plan approved by the Securities and Exchange Commission (NMS security);

c)	Any debt security convertible into a margin stock or carrying a warrant or right to subscribe to or purchase a margin stock;

d)	Any warrant or right to subscribe to or purchase a margin stock; or

e)	Any security issued by an investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a–8), other than:

i)	A company licensed under the Small Business Investment Company Act of 1958, as amended (15 U.S.C. 661); or

ii)	A company which has at least 95 percent of its assets continuously invested in exempted securities (as defined in 15 U.S.C. 78c(a)(12)); or

iii)	A company which issues faceamount certificates as defined in 15 U.S.C. 80a–2(a)(15), but only with respect of such securities; or

iv)	A company which is considered a money market fund under SEC Rule 2a–7 (17 CFR 270.2a–7).

8. No consent, approval, authorization or other action by, and no notice to or filing with, any federal of State of Missouri governmental agency or regulatory body is required for the due execution, delivery and performance by the Company of its obligations under the Agreement, Note or Guaranty (other than routine filings after the date hereof with the Securities and Exchange Commission and/or state Blue Sky authorities).

9. I have reviewed the Opinion Letter and have had an opportunity to ask questions and receive answers from Bryan Cave concerning the content of the Opinion Letter. There are no items or disclosures within the Opinion Letter that are factually untrue.

10. I hereby deliver this Certificate to Bryan Cave in consideration of Bryan Cave issuing its Opinion Letter in connection with the transactions described therein. I acknowledge and agree that this Certificate is being materially relied upon by Bryan Cave in the issuance of such Opinion Letter.

****************

IN WITNESS WHEREOF, this Certificate has been duly executed as of      , 2007.

SAIA MOTOR FREIGHT LINE, LLC

By:
Name:
Title: